Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Pulmatrix Inc.,

Ruthigen, Inc.

and

Ruthigen Merger Corp.

March 13, 2015

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Article IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		32

4.1	Organization and Qualification	32
4.2	Authority Relative to this Agreement; Non-Contravention	32
4.3	No Conflicts	32
4.4	Capitalization	33
4.5	Government Approvals	34
4.6	Exchange Act Reports; Financial Statements; Listing	34
4.7	Litigation	35
4.8	Subsidiaries; Merger Sub	35
4.9	No Brokers or Finders	35
4.10	Tax Matters	35
4.11	Compliance with Laws; Permits	37
4.12	Real Property	37
4.13	Insurance	38
4.14	Environmental Matters	38
4.15	Employee Matters	38
4.16	Intellectual Property	41
4.17	No Undisclosed Liabilities	42
4.18	Other Regulatory Matters	42
4.19	Absence of Certain Changes, Events and Conditions	43
4.20	Material Contracts	45
4.21	Information	45
4.22	No Other Information	45
4.23	Access to Information; Disclaimer	45
4.24	Opinion of Financial Advisor	45

Article V. CONDUCT OF BUSINESS PENDING THE MERGER		46

5.1	Conduct of Business by Parent and Merger Sub	46
5.2	Conduct of Business by the Company	46

Article VI. ADDITIONAL COVENANTS AND AGREEMENTS		47

6.1	Commercially Reasonable Efforts; Governmental Filings	47
6.2	Expenses	47
6.3	Access to Information; Confidentiality	48
6.4	Press Releases	49
6.5	Securities Reports	49
6.6	Company Financial Statements	49
6.7	No Solicitation	50
6.8	Failure to Fulfill Conditions	50
6.9	Company Stock Options	50
6.10	Proxy Statement	51
6.11	Company Stockholder Approval	53
6.12	Post-Closing Covenants of Parent	53
6.13	Obligations of Merger Sub and the Surviving Company	54
6.14	Company Private Placement	55
6.15	Employment Matters	55

Article VII. CONDITIONS		55

7.1	Conditions to Obligations of Each Party	55

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7.2	Additional Conditions to Obligations of Parent and Merger Sub	56
7.3	Additional Conditions to Obligations of the Company	57
7.4	Frustration of Closing Conditions	58

Article VIII. INDEMNIFICATION		58

8.1	Survival	58
8.2	Indemnification and Reimbursement by Parent	58
8.3	Indemnification and Reimbursement by Company	59
8.4	Indemnification Escrow	60
8.5	Escrow Period; Release from the Escrow Account	60
8.6	Expiration of Survival Period;	60
8.7	Claims Upon the Shares Escrow	60
8.8	Objections to Claims	61
8.9	Arbitration	61
8.10	Settlement of Claims Upon the Shares Escrow	61

Article IX. TERMINATION		62

9.1	Termination	62
9.2	Expenses following Termination	63
9.3	Failure to Pay	63

Article X. GENERAL PROVISIONS		63

10.1	Notices	63
10.2	Interpretation	64
10.3	Severability	64
10.4	Amendment	64
10.5	Waiver	64
10.6	Miscellaneous	65
10.7	Counterparts; Facsimile Signatures	65
10.8	Third Party Beneficiaries	65
10.9	Governing Law	65
10.10	Enforcement; Jurisdiction; Service of Process	65
10.11	WAIVER OF JURY TRIAL	66
10.12	Disclosure in Schedules	66
10.13	Pre-Merger Company Stockholder Representative	66
10.14	Pre-Merger Parent Representative	66

Exhibit A	Form of Certificate of Merger
Exhibit B	Post-Merger Capital Structure of Parent
Exhibit C	Alimi New Employment Agreement
Exhibit D	Harish New Employment Agreement
Exhibit E	Alimi Lock-up Agreement
Exhibit F	Harish Lock-up Agreement
Exhibit G	Terms and Conditions of Pre-Merger Company Stockholder Representative Appointment
Exhibit H	Terms and Conditions of Pre-Merger Parent Stockholder Representative Appointment

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of March 13, 2015, by and among Pulmatrix Inc., a Delaware corporation (the “Company”), Ruthigen, Inc., a Delaware corporation (“Parent”) and Ruthigen Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

WITNESSETH

WHEREAS, the Boards of Directors (as hereinafter defined) of the Company and Merger Sub have determined that it is in the best interests of such corporations and their respective stockholders, and the Board of Directors of Parent has determined that it is in the best interests of Parent, to consummate the merger of Merger Sub with and into the Company with the Company as the surviving corporation (the “Merger”);

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and the Board of Directors of the Company has resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement and the transactions contemplated hereby to its stockholders (the “Recommendation”);

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of capital stock and certain outstanding warrants of the Company shall be converted into the Merger Consideration (as hereinafter defined) upon the Effective Time (as hereinafter defined); and

WHEREAS, among other things, the Bridge Loan (as hereinafter defined) shall immediately after the consummation of the Merger be assumed by Parent and immediately after the Effective Time shall be converted into a number of shares of Parent Common Stock equal to the quotient of (x) the outstanding principal amount of the Bridge Loan plus all accrued and unpaid interest thereon and (y) $2.75;

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree to be legally bound as follows:

Article I.
DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

1.1           Certain Definitions.

“Action” has the meaning set forth in Section 6.12(a)(ii).

“Affiliate” has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

“Agreement” has the meaning set forth in the preamble.

“Alimi New Employment Agreement” has the meaning set forth in Section 6.15(b).

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“Average Price” as of any date is the volume weighted average price of Parent Common Stock as reported by Bloomberg LP for the twenty (20) trading days immediately prior to such date.

“Board of Directors” means the board of directors of the entity specified.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Bridge Loan” means the bridge loan made to the Company in the original principal amount of $4,500,000 pursuant to that certain Loan and Security Agreement, dated February 26, 2015, by and among the Company and the lenders named therein.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by Law or executive order to be closed.

“Cancellation Agreements” has the meaning set forth in Section 6.15(c).

“Certificate of Merger” means the certificate of merger to be filed in the State of Delaware in substantially the form attached hereto as Exhibit A.

“Closing” has the meaning set forth in Section 2.2(c).

“Closing Date” has the meaning set forth in Section 2.2(c).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Audited Financial Statements” has the meaning set forth in Section 6.6.

“Company Charter Documents” has the meaning set forth in Section 3.1.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.01, of the Company.

“Company Note Conversion and Warrant Termination Agreement” means, collectively, the Note Conversion and Warrant Termination Agreement, dated the date hereof, between the Company and each of the holders of outstanding convertible promissory notes of the Company and the holders of outstanding warrants to acquire Company Capital Stock other than the Company Outstanding Warrants.

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Parent and Merger Sub prior to and in connection with the execution of this Agreement.

“Company Employee” has the meaning set forth in Section 3.18(a).

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“Company Employee Plans” has the meaning set forth in Section 3.18(a).

“Company ERISA Affiliate” means any entity which is (or at any relevant time was), with the Company, a member of a “controlled group of corporations,” under “common control” with, or a member of an “affiliated service group,” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Company Financial Statements” has the meaning set forth in Section 3.10.

“Company Indemnified Persons” has the meaning set forth in Section 8.2.

“Company Insider” has the meaning set forth in Section 3.9.

“Company Interim Financial Statements” has the meaning set forth in Section 6.6.

“Company IP” has the meaning set forth in Section 3.19(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is a licensor or licensee.

“Company Junior Seed Series Preferred Stock” means the Junior Seed Series preferred stock, par value $0.01, of the Company.

“Company Latest Balance Sheet” has the meaning set forth in Section 3.12.

“Company Material Contracts” has the meaning set forth in Section 3.28.

“Company Options” means the stock options issued pursuant to the Company Stock Option Plan and the 2003 Employee, Director, and Consultant Stock Plan that are outstanding immediately prior to the Effective Time, which stock options are disclosed in Company Disclosure Schedule 3.4(a) hereto and have not prior to the Effective Date been exercised, cancelled or terminated nor expired.

“Company Outstanding Warrants” has the meaning set forth in Section 3.4.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company.

“Company Preferred Stock” means the Company Seed Series Preferred Stock, the Company Junior Seed Series Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series A-4 Preferred Stock, the Company Series B Preferred Stock and the Company Series B-1 Preferred Stock.

“Company Preferred Stock Conversion Agreement” means, collectively, the Preferred Stock Conversion Agreement, dated the date hereof, between the Company and each of the holders of outstanding shares of the Company Preferred Stock.

“Company Private Placement” has the meaning set forth in Section 6.14.

“Company Professional Fees” means the documented fees, costs and expenses of Company’s attorneys, accountants and other service providers incurred by Company on or prior to the Closing Date in connection with the preparation and negotiation of the Transaction Documents, the filings with the SEC related hereto and thereto, and the closing of the transactions contemplated hereby or thereby.

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“Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company as of the date hereof.

“Company Returns” has the meaning set forth in Section 3.8(a)(i).

“Company Seed Series Preferred Stock” means the Seed Series preferred stock, par value $0.01, of the Company.

“Company Series A-1 Preferred Stock” means the Series A-1 preferred stock, par value $0.01, of the Company.

“Company Series A-4 Preferred Stock” means the Series A-4 preferred stock, par value $0.01, of the Company.

“Company Series B Preferred Stock” means the Series B preferred stock, par value $0.01, of the Company.

“Company Series B-1 Preferred Stock” means the Series B preferred stock, par value $0.01, of the Company.

“Company Stockholder Meeting” has the meaning set forth in Section 6.11(a).

“Company Stock Option Plan” means the Company’s 2013 Employee, Director and Consultant Equity Incentive Plan in effect on the date of this Agreement in the form previously delivered to Parent.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Current Policies” has the meaning set forth in Section 6.12(a)(iii).

“Damages” means any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Dissenting Shares” has the meaning set forth in Section 2.6.

“Effective Date” has the meaning set forth in Section 2.2(c).

“Effective Time” has the meaning set forth in Section 2.2(c).

“End Date” means August 13, 2015.

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“Environmental Law or Laws” shall mean any and all laws, statutes, regulations, ordinances or rules of the United States, any state of the United States, any foreign country and any political subdivision thereof pertaining to the protection of the environment currently in effect and applicable to a specified Person and its Subsidiaries, including, without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Atomic Energy Act, the National Environmental Policy Act, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, the Emergency Planning and Community Right-to-Know Act, as amended, and any state or local Laws implementing or analogous to the foregoing federal Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity which is (or at any relevant time was), with Parent and/or Merger Sub, a member of a “controlled group of corporations,” under “common control” with, or a member of an “affiliated service group,” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means an escrow agent determined by the parties subsequent to the execution of this Agreement and prior to the Closing.

“Escrow Agreement” means the escrow agreement by and among the Pre-Merger Company Stockholder Representative, the Pre-Merger Parent Representative, Parent and the Escrow Agent.

“Evaluation Material” has the meaning set forth in Section 6.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Ratio” means 0.148187124066461.

“Executive Termination Payments” means the lump-sum payment to Hojabr Alimi under Section 5.1 of the Alimi New Employment Agreement and the lump-sum payment to Sameer Harish under Section 5.1 of the Harish New Employment Agreement, collectively.

“FDA” means the United States Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority or self-regulatory organization.

“Harish New Employment Agreement” has the meaning set forth in Section 6.15(b).

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

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“Indemnified Party” has the meaning set forth in Section 6.12(a)(ii).

“Indemnification Certificate” has the meaning set forth in Section 8.7.

“Indemnification Shares” has the meaning set forth in Section 8.4.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

“Investigated Party” has the meaning set forth in Section 6.3(a).

“Investigating Party” has the meaning set forth in Section 6.3(a).

“IRB” has the meaning set forth in Section 3.25(e).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers or directors of such Person had Knowledge of such fact or other matter.

“Laws” has the meaning set forth in Section 3.14(a).

“Lease” shall mean all leases, subleases and other agreements under which an entity or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean all real property that an entity or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Proceeding” has the meaning set forth in Section 3.6.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

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“Lock-up Agreements” has the meaning set forth in Section 6.15(d).

“Loss” means any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever).

“Material Adverse Effect” with respect to an entity, means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of such entity and its Subsidiaries, taken as a whole, or (ii) the ability of such entity to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, or financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) general conditions in the industry in which such entity and its Subsidiaries operate; (e) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (f) changes after the date of this Agreement in Laws of general applicability to companies in the industry in which such entity and its Subsidiaries operate; (g) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of such entity’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder; or (h) actions or omissions taken with the prior written consent of the other party hereto or expressly required by this Agreement; provided further, however, that any event, change and effect referred to in clauses (a), (c), (d), (e) or (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on such entity and its Subsidiaries, taken as a whole, compared to other participants in the industries in which such entity and its Subsidiaries conduct their businesses.

“Merger” has the meaning ascribed thereto in the recitals of this Agreement.

“Merger Consideration” means the shares of Parent Common Stock and warrants to purchase Parent Common Stock issuable in connection with and by virtue of the Merger to the holders of Company Capital Stock and Company Outstanding Warrants, based on the Exchange Ratio.

“Merger Sub” has the meaning set forth in preamble.

“Merger Sub Common Stock” means the shares of Merger Sub common stock, par value $0.001.

“Merger Sub Organization Documents” has the meaning set forth in Section 4.1.

“Original Date” has the meaning set forth in Section 6.10(e).

“Other Filings” has the meaning set forth in Section 6.10(a).

“Parent” has the meaning set forth preamble.

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock, representing all authorized capital stock of Parent prior to the Merger.

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“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedules delivered by Parent and Merger Sub in connection with the execution of this Agreement.

“Parent Employee” has the meaning set forth in Section 4.15(a).

“Parent Employee Plans” has the meaning set forth in Section 4.15(a).

“Parent ERISA Affiliate” means any entity which is (or at any relevant time was), with Parent and/or Merger Sub, a member of a “controlled group corporations,” under “common control” with, or a member of an “affiliated serve group” within the meaning of Section 414(b), (c), (m) or (o) of the code.

“Parent Financial Statements” has the meaning set forth in Section 4.6(b).

“Parent Guaranteed Cash Amount” means Parent’s unrestricted cash, defined as cash on hand on the Closing Date, which shall be free and clear of any Liens, without giving effect to this Agreement and after subtracting all outstanding liabilities computed in accordance with GAAP, greater than $10,000 in aggregate, including without limitation, any outstanding indebtedness, accounts payable, accrued expenses, costs associated with purchasing tail policies to the Current Policies as set forth in Section 6.12(a)(iii) hereof, Parent Professional Fees, Executive Termination Payments (other than non-cash derivative liabilities, liabilities associated with the assumption of the Bridge Loan and non-cash expenses, recognized by Parent in accordance with GAAP related to equity awards made at the time or following the Closing Date), of at least (a) $9,000,000, if the Closing Date is no later than July 31, 2015, (b) $8,850,000, if the Closing Date is after July 31, 2015, but no later than the End Date, (c) $8,750,000, if the Company does not provide to Parent unaudited financial statements of the Company for the fiscal year ended December 31, 2014, and December 31, 2013, on or before March 15, 2015, or (d) $8,500,000, if, after April 15, 2015, the Company fails to cause Marcum LLP to provide to Parent Company Audited Financial Statements within three (3) Business Days following Parent and the Company’s satisfaction of all accounting comments from Marcum LLP to the initial draft S-4 Registration Statement and Proxy Statement/Prospectus.

“Parent Indemnified Persons” has the meaning set forth in Section 8.3.

“Parent IP” has the meaning set forth in Section 4.16(b).

“Parent IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which Parent is a party or under which Parent is a licensor or licensee.

“Parent Latest Balance Sheet” has the meaning set forth in Section 4.17.

“Parent Material Contract” has the meaning set forth in Section 4.20.

“Parent Organization Documents” has the meaning set forth in Section 4.1.

“Parent-Owned IP” means all Intellectual Property owned or purported to be owned by Parent.

“Parent Preferred Stock” means the preferred stock, par value $0.0001 per share, of Parent.

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“Parent Previous Filings” has the meaning set forth in Section 4.6(a).

“Parent Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of Parent and all products or services currently under development by Parent as of the date hereof.

“Parent Professional Fees” means the actual and documented fees, costs and expenses of Parent’s attorneys, accountants and other service providers incurred by Parent on or prior to the Closing Date in connection with the preparation and negotiation of the Transaction Documents, the organization of Merger Sub, the filings with the SEC related hereto and thereto and the closing of the transactions contemplated hereby or thereby, provided that all such fees, costs and expenses are itemized on a schedule delivered by Parent to the Company in accordance with Section 6.2 below.

“Parent Returns” has the meaning set forth in Section 4.10(a).

“Parent SEC Filings” has the meaning set forth in Section 4.6(a).

“Parent Stockholder” means a holder of Parent Capital Stock.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.10(d).

“Parent Specific Liabilities” means any liability or obligation of Parent with respect to or relating to the indemnification by Parent of its directors or officers in their capacities as such, Parent Capital Stock or other securities of Parent, any filings of Parent with the SEC, any public disclosures of Parent, Parent’s status as a registered issuer under the Exchange Act and any Contract to which Parent is a party with respect to any of the foregoing, including with its stock transfer agent, audit engagement and directors and officers liability insurance provider to the extent each such Contract is referenced in the Parent Disclosure Schedule.

“Parent Stock Option Plan” means Parent’s 2013 Employee, Director and Consultant Equity Incentive Plan.

“Parent Voting Matters” has the meaning set forth in Section 6.10(d).

“Permits” has the meaning set forth in Section 3.14(c).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

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“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Authority or other entity.

“Post-Conversion Parent Common Stock” means the Parent Common Stock into which Company Options shall be exercisable immediately after the Effective Time pursuant to the terms of the Company Stock Option Plan.

“Pre-Merger Company Stockholders” means the record owners of the outstanding shares of Company Common Stock immediately prior to the Effective Date.

“Pre-Merger Company Stockholder Representative” shall be determined subsequent to the execution of this Agreement and prior to the Closing.

“Pre-Merger Parent Representative” shall be determined subsequent to the execution of this Agreement and prior to the Closing.

“Pre-Merger Parent Stockholders” means the record owners of the outstanding shares of Parent Common Stock immediately prior to the Effective Date.

“Principal Market” has the meaning set forth in Section 4.11(c).

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.10(a).

“Recommendation” has the meaning ascribed thereto in the recitals of this Agreement.

“Release Date” has the meaning set forth in Section 8.6.

“Representatives” has the meaning set forth in Section 6.3(a).

“Requisite Company Stockholder Vote” has the meaning set forth in Section 3.2(a).

“Requisite Parent Stockholder Vote” has the meaning set forth in Section 4.2.

“Ruthigen Executive Employment Agreements” has the meaning set forth in Section 6.15(b).

“S-4 Registration Statement” has the meaning set forth in Section 6.10(a).

“Schedule” means either the Company Disclosure Schedule or the Parent Disclosure Schedule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Shares Escrow” has the meaning set forth in Section 8.4.

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“Solvent” with respect to any Person means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person exceeds, as of such date, the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured; and (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Subject Transactions” means the Merger, the other transactions contemplated by the Transaction Documents, and the transactions contemplated by the Company Note Conversion and Warrant Termination Agreement and the Company Preferred Stock Conversion Agreement.

“Subsidiary” with respect to any Person, means (i) each corporation in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities of such corporation and (ii) any other Person in which such Person owns at least a majority voting interest, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.

“Survival Period” has the meaning set forth in Section 8.1.

“Surviving Company” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” (and, with correlative meaning, “Taxable” and “Taxing”) means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing and any liability for the foregoing under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract, or otherwise, imposed by and taxing authority.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Certificate of Merger, and all Contracts, certificates and instruments relating to the foregoing to be executed by any of the parties in connection or pursuant to the foregoing.

“Unresolved and Unsatisfied Claims” has the meaning set forth in Section 8.5.

Article II.
MERGER

2.1           The Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the Company will survive the Merger, continuing its existence as a wholly-owned subsidiary of Parent. The term “Surviving Company” as used herein shall mean the Company, as a wholly-owned subsidiary of Parent after giving effect to the Merger. The Merger will be effected pursuant to the Certificate of Merger in accordance with the provisions of, and with the effect provided in, Section 251 of the DGCL.

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2.2          Effects of Merger.

(a)          From and after the Effective Time and until further amended in accordance with applicable Laws, (i) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Company, and (ii) the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company.

(b)          Parent, the Company and Merger Sub, respectively, shall each use its reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DGCL at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either the Company or Merger Sub, the officers of the Surviving Company are fully authorized in the name of Parent, the Company and Merger Sub or otherwise to take, and shall take, all such lawful and necessary action.

(c)          Subject to the provisions of Article VII and Article IX hereof, the closing of the transactions contemplated hereby (the “Closing”) shall take place by electronic communication at such time and place as the Company and Parent mutually agree, at the earliest practicable time after the satisfaction or waiver of the conditions in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions), but in no event later than ten (10) Business Days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed upon by the parties hereto (the “Closing Date”). On the Closing Date, the parties hereto will cause the Certificate of Merger to be filed with the Delaware Secretary of State in accordance with the DGCL. The Merger shall be effective when the filing of the Certificate of Merger is accepted by the Delaware Secretary of State (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which the Effective Time occurs.

2.3          Effect on Company Common Stock, Company Outstanding Warrants and Merger Sub Capital Stock.

(a)          To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(i)          (x) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and extinguished pursuant to Section 2.3(a)(ii) and Dissenting Shares) shall automatically be converted into and exchangeable for that number of fully paid and nonassessable shares of Parent Common Stock equal to the number of shares of Company Common Stock multiplied by the Exchange Ratio and (y) the Company Outstanding Warrants will be converted into and exchangeable for warrants to purchase shares of Parent Common Stock equal to the number of shares Company Common Stock issuable upon exercise of the Company Outstanding Warrants multiplied by the Exchange Ratio with an exercise price equal to the exercise price of the Company Outstanding Warrants divided by the Exchange Ratio and otherwise of like tenor as the Company Outstanding Warrants, such that the post-Merger capital structure of Parent shall be as set forth in Exhibit B hereto;

(ii)         All shares of Company Capital Stock held immediately prior to the Effective Time by the Company as treasury stock or otherwise, if any, will be cancelled and extinguished and no payment will be made with respect to those shares; and

(iii)        Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Company, which shall represent all of the issued and outstanding shares of common stock of the Surviving Company immediately following the Effective Time.

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(b)          No fraction of a share of Parent Common Stock will be issued pursuant to Section 2.3(a), but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent one full share of Parent Common Stock (i.e., rounded up to the nearest whole share).

2.4          Rights of Holders of Certificates Evidencing Company Common Stock. On and after the Effective Time and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Time represented shares of Company Common Stock (except Dissenting Shares) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted pursuant to Section 2.3(a). The record holder of each such outstanding certificate representing shares of Company Common Stock, shall, after the Effective Time, be entitled to vote the shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted on any matters on which the registered holders of Parent Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such certificates of Company Common Stock, Parent may rely conclusively upon the record of stockholders maintained by the Company containing the names and addresses of the holders of record of Company Common Stock at the Effective Time.

2.5          Procedure for Exchange of Company Common Stock.

(a)          After the Effective Time, (i) holders of certificates theretofore evidencing outstanding shares of Company Common Stock (except Dissenting Shares), upon surrender of such certificates to the corporate secretary of Parent and execution of a customary letter of transmittal prepared by Parent, shall be entitled to receive certificates representing the number of shares of Parent Common Stock into which shares of Company Common Stock theretofore represented by the certificates so surrendered are exchangeable as provided in Section 2.3(a) hereof. Parent shall not be obligated to deliver any such shares of Parent Common Stock to which any Pre-Merger Company Stockholder is entitled until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing Company Common Stock shall be cancelled and shall cease to exist. If there has been a transfer of Company Common Stock ownership that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the certificate so surrendered is registered if: (A) upon presentation to the corporate secretary of Parent, such certificate shall be properly endorsed or otherwise be in proper form for transfer and (B) the Person requesting such payment shall pay any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.

(b)          All shares of Parent Common Stock issued upon the surrender for exchange of Company Capital Stock, in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock.

(c)          In the event any certificate for Company Capital Stock shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of the Parent Common Stock; provided, however, that Parent, in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Parent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

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2.6           Dissenting Shares. Shares of Company Capital Stock held by stockholders of the Company who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised and preserved appraisal rights with respect to those shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or represent a right to receive shares of Parent Common Stock, pursuant to Section 2.3 above, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Company in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or failed to perfect or lost such holder’s right to appraisal and payment of such shares under Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been cancelled, extinguished and exchanged, as of the Effective Time, into and represent the right to receive from Parent shares of Parent Common Stock, as provided in Section 2.3 above. The Company shall provide Parent with (a) prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demand.

2.7           Directors and Officers of the Surviving Company. From and after the Effective Time, the directors identified on Company Disclosure Schedule 2.7, who shall be willing to serve as directors, shall be appointed to the Surviving Company’s board of directors. From and after the Effective Time, the directors of the Surviving Company shall appoint the officers of the Surviving Company. These directors and officers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the certificate of incorporation and bylaws of the Surviving Company and applicable law.

2.8           Director Appointment to Parent’s Board. From and after the Effective Time, the directors selected by the Company prior to the Closing Date, who shall be willing to serve as directors, shall be appointed to Parent’s board of directors, subject to the consent of Parent, which consent shall not be unreasonably withheld or delayed; provided, however, that Parent consents to the appointment of any current directors of the Company These directors of Parent shall hold office for the term specified in, and subject to the provisions contained in, the certificate of incorporation and bylaws of Parent and applicable law.

2.9           Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

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Article III.
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the relevant sections of the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1          Organization and Qualification. The Company is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. The certificate of incorporation or bylaws of the Company (the “Company Charter Documents”) that have been made available to Parent prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. The Company is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company or the Surviving Company. The Company is not in violation of any Company Charter Documents.

3.2          Authority Relative to this Agreement; Non-Contravention.

(a)          The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and, except for approval of the Merger and adoption of this Agreement by the affirmative vote of (i) a majority of votes that holders of the outstanding shares of Company Capital Stock are entitled to cast, (ii) at least 65% of the outstanding shares of Company Series B Preferred Stock and (iii) the holders of at least 66-2/3% of the outstanding shares of Company Seed Series Preferred Stock, Company Series A-1 Preferred Stock, Company Series A-4 Preferred Stock and Company Series B-1 Preferred Stock, voting together as a single class and not as a separate series (the “Requisite Company Stockholder Vote”), obtained prior to Closing, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming it is a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies, generally, and subject, in the case of consummation of the Merger, to the receipt of the Requisite Company Stockholder Vote. Other than the filing of the Certificate of Merger with the Secretary of State of Delaware, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Company for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company or adversely affect the consummation of the transactions contemplated hereby.

(b)          The Board of Directors of the Company, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the holders of Company Capital Stock for adoption, and (iv) resolved to recommend that the holders of Company Capital Stock adopt the “agreement of merger” set forth in this Agreement and directed that such matter be submitted for consideration of the holders of Company Capital Stock either by written consent resolutions or at the Company Stockholder Meeting.

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3.3          No Conflicts. The Company is not subject to, or obligated under, any provision of (a) the Company Charter Documents, (b) any Company Material Contract or other agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the Requisite Company Stockholder Vote, any Law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any Lien on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than, solely with respect to clauses (b), (c) and (d) of this Section 3.3, any such conflicts, breaches, violations, rights of termination or acceleration or Liens which, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company or the Surviving Company.

3.4          Capitalization.

(a)          As of the date hereof, the Company is authorized to issue (i) 233,500,000 shares of Company Common Stock, of which 3,184,309 shares are issued and outstanding as of the date of this Agreement; (ii) 1,219,508 Company Seed Series Preferred Stock, of which 1,219,508 shares are issued and outstanding as of the date of this Agreement, (iii) 410,000 shares of Company Junior Seed Series Preferred Stock, of which 410,000 shares are issued and outstanding as of the date of this Agreement, (iv) 0 shares of Company Series A-1 Preferred Stock, of which 0 shares are issued and outstanding as of the date of this Agreement, (v) 1,307,190 shares of Company Series A-4 Preferred Stock, of which 1,307,190 shares are issued and outstanding as of the date of this Agreement, (vi) 18,687,554 shares of Company Series B-1 Preferred Stock, of which 18,687,554 shares are issued and outstanding as of the date of this Agreement and (vii) 180,980,200 shares of Company Series B Preferred Stock, of which 41,788,790 shares are issued and outstanding as of the date of this Agreement. Notwithstanding the foregoing, on the Effective Date, immediately prior to the consummation of the Merger, all outstanding shares of Company Preferred Stock will be converted into 70,105,854 newly issued fully paid, non-assessable shares of Company Common Stock pursuant to the Company Preferred Stock Conversion Agreement. The issued and outstanding shares of Company Capital Stock on the date hereof are, and the issued and outstanding shares of Company Common Stock at the Effective Time will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights and free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance, restriction or charge of any kind. As of the date hereof, an aggregate of 12,433,018 shares of Company Common Stock were subject to issuance pursuant to Company Options granted under the Company Stock Option Plan and the 2003 Employee, Director, and Consultant Stock Plan. All shares of Company Common Stock subject to issuance under the Company Stock Option Plan and the 2003 Employee, Director, and Consultant Stock Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. As of the date hereof, an aggregate of 14,544,247 shares of Company Common Stock were subject to issuance pursuant to warrants; provided, however, on the Effective Date, immediately prior to the consummation of the Merger, all outstanding warrants will be terminated pursuant to the Company Note Conversion and Warrant Termination Agreement. As of the date hereof, an aggregate of 86,118,402 shares of Company Common Stock were subject to issuance pursuant to convertible notes; provided, however, on the Effective Date, immediately prior to the consummation of the Merger, all outstanding convertible notes will be converted into 86,118,402 newly issued fully paid, non-assessable shares of Company Common Stock pursuant to the Company Note Conversion and Warrant Termination Agreement. Other than as described in Company Disclosure Schedule 3.4(a), the Company has, and at the Effective Time will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. Other than as described in Company Disclosure Schedule 3.4(a), there are no other commitments, agreements or other rights or arrangements existing which provide for the sale or issuance of common stock or any other securities by the Company of any kind and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of Company Capital Stock or other securities of the Company of any kind, and, there will not be any such agreements prior to or at the Effective Date. There are, and on the Effective Date there will be, no commitments, agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of Company Capital Stock or other securities. Company Disclosure Schedule 3.4(a) sets forth the names of the holders of record of all issued and outstanding shares of Company Capital Stock, warrants, convertible notes and Company Options and their respective holdings of such securities. To the Knowledge of the Company, the stockholders providing the Requisite Company Stockholder Vote by written consent own the shares set forth opposite each such stockholder’s name on such Schedule, free and clear of any Liens other than any Liens that will be discharged at Closing or any Liens resulting from applicable securities Laws. For the avoidance of doubt, on the Effective Date, immediately prior to the consummation of the Merger and after giving effect to the Company Private Placement and issuances of certain shares of Company Common Stock to Palladium Capital Advisors, LLC, 200,359,387 shares of Company Common Stock will be the only issued and outstanding shares of Company Capital Stock, and there will be no outstanding warrants, notes, rights or other instruments convertible into or exercisable or exchangeable for Company Capital Stock or in connection with which Company Capital Stock may be issuable other than the Company Options exercisable for 12,433,018 shares of Company Capital Stock and warrants to purchase an aggregate of 53,817,097 shares of Company Common Stock at an exercise price of $0.448266 per share issued in the Company Private Placement (the “Company Outstanding Warrants”).

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(b)          The Company does not have, and on the Effective Date, will not have, any Subsidiaries, nor does it have any direct or indirect interest in any other business entity and does not own, and is not party to any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other Person. Except as contemplated by this Agreement and as set forth on Company Disclosure Schedule 3.4(b), the Company is not a party to, and, to the Company’s Knowledge, there do not exist any voting trusts, proxies, or other contracts with respect to the voting of shares of Company Capital Stock.

3.5          Government Approvals. Except for the filing of all necessary documents with the Delaware Secretary of State pursuant to the DGCL, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or to execute, deliver and perform its obligations pursuant hereto.

3.6          Litigation. Except as set forth on Company Disclosure Schedule 3.6, there are no actions, suits, proceedings, orders or investigations (a “Legal Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or its officers, directors, employees or Affiliates, or the nominees for officer or director of Parent after the Effective Time, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, except for such Legal Proceedings that would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect. To the Knowledge of the Company, there is no reasonable basis for any Legal Proceeding directly or indirectly involving the Company or its officers, directors, employees, Affiliates or the nominees for officer or director of Parent after the Effective Time, individually or in the aggregate. The Company is not a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

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3.7          Brokers or Finders. Other than as set forth on Company Disclosure Schedule 3.7, neither the Company nor any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing similar function, or incurred any liability, for brokerage commissions, finders’ fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement.

3.8          Tax Matters.

(a)          (i) The Company has timely filed (or has had timely filed on its behalf) all material returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Company Returns”), required to be filed by it in respect of any Taxes; (ii) all such Company Returns are complete and accurate in all material respects; (iii) the Company has timely paid (or has had timely paid on its behalf) all Taxes required to have been paid by it (whether or not shown on any Company Return); (iv) the Company has established on the Company Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) the Company has complied in all material respects with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b)          There are no liens for Taxes upon any assets of the Company, except statutory liens for current Taxes not yet due and Permitted Liens.

(c)          No material deficiency for any Taxes has been asserted, assessed or proposed against the Company that has not been finally resolved. No waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or Company Returns is outstanding, nor is any request for any such waiver or consent pending. There is no pending or threatened Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Company Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Company Returns. The Company does not expect the assessment of any additional Taxes of the Company for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company which would exceed the estimated reserves established on its books and records.

(d)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (whether contingent or otherwise) will result in any “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(e)          There is no contract, agreement, plan or arrangement to which the Company is a party which requires the Company to pay a Tax gross-up, equalization or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

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(f)          The Company is not liable for Taxes of any other Person under Treasury Regulations section 1.1502-6 or any similar provision of state, local or foreign Tax law, as a transferee or successor, by Contract or otherwise. The Company is not a party to any Tax sharing, allocation or indemnification agreement. The Company has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in Taxable income. The Company will not be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date or (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law). No claim has ever been made by a Taxing authority in a jurisdiction where the Company does not file a Company Return that the Company is subject to Tax imposed by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of the Company.

(g)          The Company has not been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(h)          The Company has not requested any extension of time within which to file any Company Return, which return has not since been filed.

(i)          The Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j)          The Company has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(k)          The Company does not know of any fact and has not taken or failed to take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.9          Affiliate Transactions. Except as set forth on Company Disclosure Schedule 3.9, no officer, director or employee of the Company, any person who holds or has the right to acquire 5% or more of the outstanding Company Common Stock, any member of the immediate family of any such officer or director, employee or any person who holds or has the right to acquire 5% or more of the outstanding Company Common Stock, or any entity in which any of such persons owns any beneficial interest (collectively “Company Insiders”), has any agreement with the Company or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company. Except as set forth on Company Disclosure Schedule 3.9, the Company is not indebted to any Company Insider (except for reimbursement of ordinary business expenses) and no Company Insider is indebted to the Company (except for cash advances for ordinary business expenses). For purposes of this Section 3.9, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee.

3.10        Financial Statements. The Company has made available to Parent the audited balance sheets of the Company as of December 31, 2012 and December 31, 2013, and the related statements of income, changes in stockholders’ equity, and cash flows of the Company for the years then ended, audited by Deloitte & Touche LLP (the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP and applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Financial Statements.

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3.11         Books and Records. The books of account, minute books, stock record books, and other records of the Company, substantially complete copies of which have been made available to Parent, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. At the Closing, all of the Company’s records will be in the possession of the Company or its counsel.

3.12         No Undisclosed Liabilities. As of the date hereof, except as set forth in Company Disclosure Schedule 3.12 or except as reflected in or reserved against in the audited balance sheet of Company at December 31, 2013, for the twelve (12) months ended as of such date (the “Company Latest Balance Sheet”), the Company has no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) other than (a) the Company Professional Fees, liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2013, (b) the outstanding principal amount of the Bridge Loan plus the accrued and unpaid interest thereon, which shall be assumed by Parent upon consummation of the Merger and immediately following the Effective Time, be converted into newly issued, fully paid and non-assessable Parent Common Stock, and (c) liabilities arising or permitted under this Agreement and the other Transaction Documents.

3.13        Material Changes. Since December 31, 2013, (a) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (b) the Company has not materially altered its method of accounting, (c) except as set forth in Company Disclosure Schedule 3.13, the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (d) except as set forth in Company Disclosure Schedule 3.13, the Company has not issued any equity or equity-linked securities, (e) there has been no material change or amendment to, or termination of, any agreement material to the business of the Company, (f) no executive officer or key employee of the Company has resigned or terminated his employment, and (g) no Legal Proceedings have been commenced or threatened against the Company.

3.14        Compliance with Laws; Permits.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement, the business of the Company has not been, and as of the Effective Date will not be conducted in violation of any applicable United States federal, state or local, non-United States, national, provincial or multinational law, statute or ordinance, common law, or any rule, regulation, directive, treaty provision, or any applicable judgment, agency requirement, license or permit of any Governmental Authority (collectively, “Laws”). No investigation, audit or review by any Governmental Authority with respect to the Company is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority notified the Company of its intention to conduct the same, except for (i) such investigations or reviews that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and/or (ii) any investigation or review related to the Merger. As of the date hereof, the Company has not received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof.

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(b)          To the Knowledge of the Company, the Company has not solicited, received, paid or offered to pay any remuneration, directly or indirectly, overly or covertly, in cash or kind for the purpose of making or receiving any referral that violated an anti-corruption law.

(c)          The Company holds, to the extent legally required to operate its business as such businesses is being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from federal, state, local and foreign authorities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension or cancellation of any Permits of the Company is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.15        Real Property.

(a)          The Company does not own any real property.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Company Disclosure Schedule 3.15(b) contains a complete and correct list, as of the date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) neither the Company nor, to the Knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. The Company has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has the Company entered into with any other Person any sublease, license or other agreement that is material to the Company and that relates to the use or occupancy of all or any portion of the Leased Real Estate. The Company has delivered or otherwise made available to Parent true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company leases, subleases or licenses, as tenant, any Leased Real Estate.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

3.16         Insurance. Company Disclosure Schedule 3.16 identifies all insurance policies maintained by, at the expense of or for the benefit the Company, identifies any material claims made thereunder, and includes a summary of the amounts and types of coverage and the deductibles under each such insurance policy. Each of the insurance policies identified in Company Disclosure Schedule 3.16 is in full force and effect. Except as set forth in Company Disclosure Schedule 3.16, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. With respect to each such insurance policy: (i) to the Knowledge of the Company, the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor, to the Company’s Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Company’s Knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any provision thereof.

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3.17        Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)          To the Knowledge of the Company, the Company is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company as currently conducted.

(b)          To the Knowledge of the Company, the Company has not (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Leased Real Estate of the Company, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(c)          The Company has not received written notice of and there is no Legal Proceeding pending, or to the Knowledge of the Company, threatened against the Company, alleging any liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. The Company is not subject to any order, judgment or decree or written agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

3.18         Employee Matters.

(a)          Company Disclosure Schedule 3.18(a) contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has, within the six (6) years prior to the Closing Date, been sponsored, maintained, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, independent contractor, consultant or director of the Company (each, a “Company Employee”), or with respect to which the Company has or may have any material liability (collectively, the “Company Employee Plans”).

(b)          The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all Company Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect, (ii) the most recent determination letter or opinion letter received regarding the tax-qualified status of each Company Employee Plan, (iii) the most recent financial statements for each Company Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Company Employee Plan, (v) the current summary plan description for each Company Employee Plan, and (vi) all actuarial valuation reports related to any Company Employee Plans.

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(c)          (i) To the Knowledge of the Company, each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) to the Knowledge of the Company, all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS or may rely upon a favorable opinion letter and, as of the date hereof, no such determination letter or opinion letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, and to the Knowledge of the Company, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company has timely made all material contributions and other material payments required by and due under the terms of each Company Employee Plan and applicable Law, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent or the Company (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no material audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Authority with respect to any Company Employee Plan; (vi) as of the date hereof, there are no material Legal Proceedings pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Company, the Company has not engaged in a transaction that could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d)          No Company Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(e)          No Company Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(f)          Each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(g)          The Company complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

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(h)          Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) to the Knowledge of the Company entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(i)          The Company: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j)          The Company is not party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Company with respect to employees who are employed within the United States is pending, threatened or has occurred in the last two (2) years, and, to the Knowledge of the Company, no material work stoppage, slowdown or labor strike against the Company with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years. As of the date hereof, none of the Company Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Proceeding, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company, or any Company Employees. As of the date hereof, there are no Legal Proceedings, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)          Neither the Company nor any Company ERISA Affiliate has at any time contributed to or had any obligation to contribute to, or has had any liability (contingent or otherwise) with respect to (i) any "multiemployer plan", as that term is defined in Section 4001 of ERISA; (ii) any "employee benefit plan" subject to Title IV of ERISA or Section 412 of the Code; or (iii) any "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

3.19        Intellectual Property.

(a)          Company Disclosure Schedule 3.19(a) contains a true and complete list, as of the date hereof, of all (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered trademarks, registered copyrights, issued patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Company-Owned IP, in each case, that is used in the business of the Company on the Closing Date.

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(b)          To the Knowledge of the Company, the Company is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of the Company as currently conducted and contemplated (the “Company IP”), free and clear of all liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          To the Knowledge of the Company, the Company rights in the Company-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)          Company Disclosure Schedule 3.19(d) contains a complete and accurate list of all Company IP Agreements, other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the- shelf software. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of the Company under any of the Company IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the conduct of the businesses of the Company has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) no third party is infringing upon, violating or misappropriating any Company IP.

(f)          There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company; or (ii) challenging the validity, enforceability or ownership of any Company-Owned IP or the Company rights with respect to any Company IP, in each case except for such Legal Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not subject to any outstanding order, judgment or decree that restricts or impairs the use of any Company IP, except where compliance with such order, judgment or decree would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.20        Investment Company. The Company is not, as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

3.21        Foreign Corrupt Practices; Improper Payments. Neither the Company nor any director, officer, employee nor, to the Knowledge of the Company, agent or Affiliate of the Company has (a) while acting on behalf of the Company (i) made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official or employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was in violation of Law or (ii) engaged in or otherwise knowingly participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government, or (b) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

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3.22         Application of Takeover Provisions. There is no control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested stockholder or similar provision under the certificate of incorporation and bylaws of the Company or the DGCL applicable to the transactions contemplated hereby, including the Merger. The Company has never, and as of the Effective Date, will have never adopted any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Company Common Stock or a change in control of the Company.

3.23         Information. None of the information supplied or to be supplied by the Company or any Affiliate or representative of the Company for inclusion or incorporation by reference in the S-4 Registration Statement, at the time it becomes effective or at the effective time of any post-effective amendment, or Proxy Statement/Prospectus, at the time of mailing and at the time of the Parent Stockholders Meeting, and none of the information supplied or to be supplied by the Company or any Affiliate or representative of the Company for inclusion or incorporation by reference in any other SEC filing of Parent in connection with the transaction contemplated by this Agreement will at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the S-4 Registration Statement and Proxy Statement/Prospectus (as it relates to the Company) will comply as to form and content in all material respects with the provisions of the Exchange Act and the Securities Act, as applicable, except that no representation is made by Company with respect to information supplied by or related to Parent or any Affiliate or representative of Parent.

3.24        Solvency. As of the Effective Time, assuming satisfaction of the conditions to the Company’s obligation to consummate the Merger as set forth herein, assuming that the representations and warranties of Parent under Article IV are true and correct in all material respects, and after giving effect to all of the transactions contemplated by this Agreement, and payment of all related fees and expenses, the Surviving Company and Parent will be Solvent.

3.25        Other Regulatory Matters.

(a)          The Company has not received any notice or other communication from any Governmental Authority (i) contesting the uses of or the labeling and promotion of any of the Company Products or (ii) otherwise alleging any violation of any Law by the Company with respect to any Company Products.

(b)          There have been no field notifications or adverse regulatory actions taken (or, to the Knowledge of the Company, threatened) by any Governmental Authority with respect to any of the Company Products and the Company has not, either voluntarily or at the request of any Governmental Authority, provided post-sale warnings regarding any Company Product.

(c)          All filings with and submissions to any Governmental Authority made by the Company with regard to the Company Products, whether oral, written or electronically delivered, were true, accurate and complete as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete as of the date hereof, and do not misstate any of the statements or information included therein, or omit to state a fact necessary to make the statements therein not misleading.

(d)          As to each Company Product subject to FDA regulation or similar legal provisions in any foreign jurisdiction, each such Company Product is being developed, manufactured, tested, packaged, labeled, marketed, sold, distributed or commercialized in material compliance with all applicable Laws and FDA requirements, including, but not limited to, those relating to investigational use, investigational device exemption, premarket notification, premarket approval, good clinical practices, good manufacturing practices, record keeping, filing of reports, and patient privacy and medical record security.  All manufacturing facilities of the Company are operated in compliance in all material respects with the FDA’s Quality System Regulation requirements at 21 C.F.R. Part 820, as applicable.

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(e)          All preclinical and clinical trials conducted, supervised or monitored by the Company have been conducted in material compliance with all applicable Laws, and the regulations and requirements of any Governmental Authority, including, but not limited to, FDA good clinical practice and good laboratory practice requirements.  The Company has consistently obtained and maintained any necessary Institutional Review Board (“IRB”) approvals of clinical trials or modifications thereto, conducted, supervised, or monitored by the Company.  In no clinical trial conducted, supervised or monitored by the Company has IRB approval ever been suspended, terminated, put on clinical hold, or voluntarily withdrawn because of deficiencies attributed to the Company.

(f)          Company Disclosure Schedule 3.25(f) sets forth a complete and accurate listing of all preclinical and clinical studies, together with the dates and brief descriptions of such studies, previously or currently undertaken or sponsored by the Company with respect to any Company Product.  All material information regarding the efficacy, safety and utility of the Company Products has been collected and maintained in accordance with accepted industry practices and will be readily accessible to Parent after the Effective Time.  The Company has heretofore provided to Parent all material correspondence and contact information between the Company and the FDA or any other Governmental Authority regarding the Company Products, and, to the extent provided to the Company, between the FDA and other Governmental Authorities relating thereto.

3.26        Absence of Certain Changes, Events and Conditions. Except as set forth on Company Disclosure Schedule 3.26, since December 31, 2013, or, if the Company has provided Company Audited Financial Statements to Parent prior to the date of this Agreement, since December 31, 2014, and other than or in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)          event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect;

(b)          declaration or payment of any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock,

(c)          issuance of equity securities except for issuance of equity securities to Palladium Capital Advisors, LLC, in the Company Private Placement, pursuant to the Company Note Conversion and Warrant Termination Agreement and Company Preferred Stock Conversion Agreement and pursuant to the exercise of outstanding Company Options.

(d)          amendment of the Company Charter Documents;

(e)          split, combination or reclassification of any shares of its capital stock;

(f)          issuance, sale or other disposition of any of its capital stock (other than in connection with the exercise of Company Options as required by the terms of such Company Options), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

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(g)          material change in any method of accounting or accounting practice of the Company for tax or book purposes, except as required by GAAP or as disclosed in the notes to the Company Financial Statements;

(h)          material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(i)          entry into any Contract that would constitute a Company Material Contract;

(j)          incurrence, assumption or guarantee of any indebtedness for borrowed money except for (i) the Bridge Loan and (ii) unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(k)          transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Company Latest Balance Sheet or cancellation of any debts or entitlements;

(l)          transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company IP or Company IP Agreements;

(m)          material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)          any capital investment in, or any loan to, any other Person;

(o)          acceleration, termination, material modification to or cancellation of any Company Material Contract (including, but not limited to, any Company Material Contract) to which the Company is a party or by which it is bound;

(p)          any material capital expenditures in excess of $50,000 in the aggregate;

(q)          imposition of any material Lien upon any of the Company properties, capital stock or assets, tangible or intangible;

(r)          (i) grant of any bonuses, other than as provided for in any written agreements, required by applicable Law or consistent with past practice, (ii) any material increase in the base salary of any officer or employee of the Company; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)          hiring or promoting any person as or to (as the case may be) an officer without the express consent of Parent;

(t)          adoption, modification or termination, of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, other than termination for cause or consistent with past practice, (ii) Company Employee Plan other than as required by law or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

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(u)          any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v)         entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)          except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)          purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)          action by the Company to make, change or rescind any Tax election, amend any Company Return or take any position on any Company Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability of Parent or the Surviving Company after the consummation of the Merger; or

(aa)         any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.27        No Other Information. The Company acknowledges that Parent and Merger Sub make no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV. The representations and warranties set forth in Article IV are made solely by Parent and Merger Sub, and no Representative of Parent or Merger Sub shall have any responsibility or liability related thereto.

3.28        Material Contracts.

(a)          Company Disclosure Schedule 3.28 lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any real property (including without limitation, brokerage contracts) listed or otherwise disclosed in Company Disclosure Schedule 3.15(b) and all Company IP Agreements set forth in Company Disclosure Schedule 3.19(d), being “Company Material Contracts”):

A.           any Contract under which the Company: (A) sold or purchased (or agreed to sell or purchase) products or services pursuant to which the aggregate of payments due to or from the Company, respectively, in the one-year period ending on the date of this Agreement, was equal to or exceeded $100,000; (B) of which the Company reasonably anticipates that it will be selling or purchasing products or services during the one-year period after the date of this Agreement, in which the aggregate payments due to or from the Company, respectively, for such products or services are reasonably expected to equal or exceed $100,000; or (C) is a party involving consideration of $200,000 in the aggregate over the life of the Contract;

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B.           all Contracts, other than those Contracts entered into in the ordinary course of business that are not material, that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

C.           all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other liability of any Person;

D.           all Contracts in effect that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

E.           all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

F.           all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days' notice;

G.           all Contracts pursuant to which the Company is or may become obligated to make any severance, change of control, termination or similar payment to any employee, officer, director, independent contractor or consultant;

H.           except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

I.           all Contracts with any Governmental Authority to which the Company is a party;

J.           any Contract under which the Company has advanced or loaned any other Person an amount equal to or exceeding $100,000;

K.          any Contract that would prohibit or is otherwise reasonably likely to materially delay the consummation of the transactions contemplated hereby;

L.           any Contract providing for the settlement of any Legal Proceeding against the Company pursuant to which the Company has any existing material obligations;

M. any lease or similar agreement pursuant to which: (A) the Company is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person for an annual rent in excess of $100,000; (B) the Company is the lessor of, or makes available for use by any Person, any tangible personal property owned by it for an annual rent in excess of $100,000; or (C) the Company is the lessee of, or holds or uses, any real property owned by any Person for an annual rent in excess of $200,000;

N.           any Contract with any stockholder or any current officer or director or Affiliate of the Company;

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O.           all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time or that contain covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment or any customers of the Company;

P.           any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or clients of the Company, including any Contract which contains a “most favored nation” provision;

Q.           any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

R.           all collective bargaining agreements or Contracts with any union to which the Company is a party; and

S.           any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.28.

(b)          Each Company Material Contract is legally valid and binding on the Company and, to the Knowledge of the Company, is a legally valid and binding obligation of the other parties thereto, in accordance with its terms and is in full force and effect. None of the Company or, to the Company's Knowledge, any other party thereto is in material breach or violation of or default under (or is alleged to be in material breach of or default under), or has provided or received any notice of any intention to terminate, any Company Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of material default by the Company under any Company Material Contract or result in any other party having the right to terminate such Company Material Contract or would cause or permit the acceleration or other changes of any material right or obligation by any other party or the loss of any material benefit to the Company thereunder. Complete and correct copies of each Company Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

3.29         Access to Information; Disclaimer. The Company acknowledges and agrees that it (a) has had an opportunity to discuss the business of Parent and its Subsidiaries with the management of Parent, (b) has had reasonable access to (i) the books and records of Parent and its Subsidiaries and (ii) the electronic dataroom maintained by Parent for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of Parent, and (d) has conducted its own independent investigation of Parent and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of Parent or any of its Subsidiaries, other than the representations and warranties of Parent and Merger Sub expressly contained in Article IV of this Agreement and that all other representations and warranties are specifically disclaimed.

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Article IV.
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections of the Parent Disclosure Schedule, Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1           Organization and Qualification. Each of Parent and Merger Sub (a) is and on the Effective Date will be a legal entity duly organized or incorporated (as applicable), validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of its respective jurisdiction of organization or incorporation (as applicable), (b) has, and on the Effective Date will have, the requisite corporate power to carry on their respective businesses as now conducted, and (c) is qualified to do business and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Merger Sub, or the Surviving Company. Parent has heretofore made available to the Company accurate and complete copies of its certificate of incorporation and bylaws, each as amended and in effect as of the date of this Agreement (the “Parent Organization Documents”) and the certificate of incorporation and bylaws of Merger Sub, each as amended to date and as currently in effect (the “Merger Sub Organization Documents”). Neither Parent nor Merger Sub is in violation of any Parent Organization Document or Merger Sub Organization Document, as the case may be.

4.2           Authority Relative to this Agreement; Non-Contravention. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Merger Sub. Subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the adoption of the Parent Voting Matters by the affirmative vote of such number of votes of those who attend in person or by proxy and vote at the Parent Stockholder Meeting necessary to approve each of the Parent Voting Matters (the “Requisite Parent Stockholder Vote”), obtained prior to Closing, no further corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by Parent. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming it is a valid and binding obligation of the Company, constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for (a) approvals under applicable “blue sky” laws and filing of Form D with the SEC, (b) approvals of the Principal Market to be obtained prior to the Effective Time, (d) the filing of the S-4 Registration Statement and the Proxy Statement/Prospectus in accordance with the terms hereof, (d) filings with FINRA prior to the Effective Time and (e) the filing of the Certificate of Merger with the Secretary of State of Delaware, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Parent or Merger Sub for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub, or adversely affect the consummation of the transactions contemplated hereby.

4.3           No Conflicts. Neither Parent nor Merger Sub is subject to, or obligated under, any provision of (a) the Parent Organization Documents or the Merger Sub Organization Documents, as applicable, (b) any Parent Material Contract or other agreement, arrangement or understanding, (c) any license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any Lien on any of their respective assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than, solely with respect to clauses (b), (c) and (d) of this Section 4.3, any such conflicts, breaches, violations, rights of termination or acceleration or Liens which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

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4.4         Capitalization.

(a)          Notwithstanding any disclosures or information to the contrary in any Parent SEC Filing, Parent is authorized to issue 500,000 shares of Parent Preferred Stock, and 100,000,000 shares of Parent Common Stock, of which no shares of Parent Preferred Stock and 4,804,290 shares of Parent Common Stock are currently issued and outstanding, respectively. The issued and outstanding shares of the share capital of Parent are duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights or applicable law or regulation and free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, Lien, restriction or charge of any kind created by Parent. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require Parent to repurchase or otherwise acquire any shares of the Parent Capital Stock.

(b)          Except as set forth on Parent Disclosure Schedule 4.4, (i) Parent has, and at the Effective Time will have, no other securities, including equity securities or securities containing any equity features authorized, issued or outstanding; (ii) Parent has not at any time granted any stock options, restricted stock, restricted stock units, phantom stock, performance stock or other compensatory equity or equity-linked awards; and (iii) there are no commitments, obligations, agreements or other rights or arrangements (contingent or otherwise) existing which provide for the sale or issuance of capital stock by Parent and there are no rights, subscriptions, warrants, convertible notes, options or other conversion or exchange rights or agreements of any kind (contingent or otherwise) outstanding to purchase or otherwise acquire from Parent any shares of capital stock or other securities of Parent of any kind, and there will not be any of the foregoing prior to or at the Effective Time.

(c)          Except as set forth in Parent SEC Filings, Parent is not a party to, and, to Parent’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Parent.

(d)          Except as set forth in Parent SEC Filings, Parent is not required to register pursuant to any registration rights agreement or other Contract (i) any outstanding shares of Parent Capital Stock or (ii) any shares of Parent Capital Stock issuable pursuant to commitments, obligations, agreements or other rights or arrangements (contingent or otherwise) existing which provide for the sale or issuance of Parent Capital or other rights, subscriptions, warrants, convertible notes, options or other conversion or exchange rights or agreements of any kind (contingent or otherwise) to purchase or otherwise acquire from Parent any shares of Parent Capital Stock.

(e)          The authorized capital of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are, and at the Effective Time will be, issued and outstanding and held of record by Parent. The issued and outstanding shares of capital stock of Merger Sub are, and at the Effective Time will be, duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights or any applicable law or regulation, and free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance, restriction or charge of any kind. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Merger Sub any shares of capital stock or other securities of Merger Sub of any kind, and there will not be any such agreements prior to or at the Effective Time. Merger Sub has not at any time granted any stock options, restricted stock, restricted stock units, phantom stock, performance stock or other compensatory equity or equity-linked awards. There are, and at the Effective Time, there will be, no commitments, agreements or other obligations (contingent or otherwise) which may require Merger Sub to repurchase or otherwise acquire any shares of its capital stock.

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4.5         Government Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, (b) compliance with the applicable requirements of the Securities Act, (c) compliance with the applicable rules and regulations of the Principal Market, (d) the filing of all necessary documents with the Delaware Secretary of State pursuant to the DGCL, and (e) the filing of the S-4 Registration Statement and the Proxy Statement/Prospectus, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or to execute, deliver and perform its obligations pursuant hereto.

4.6         Exchange Act Reports; Financial Statements; Listing.

(a)          The Parent Common Stock is registered under Section 12(b) of the Exchange Act. Since March 21, 2014, Parent has filed all reports, forms, financial statements and documents that it was required to file with the SEC pursuant to the Exchange Act (the “Parent Previous Filings”). Parent shall notify the Company as soon as practicable and in writing of the filing of any additional forms, reports or documents with the SEC by Parent after the date hereof and prior to the Effective Time (together with the Parent Previous Filings, the “Parent SEC Filings”). As of their respective filing dates (or if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such amending or superseding filing), each of the Parent SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied as to form in all material respects with the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder, except (with respect each of clauses (i) and (ii)), to the extent that the information in any such Parent SEC Filing has been amended or superseded by a later Parent SEC Filing. Parent is not currently, and has never been, an issuer of the type described in paragraph (i) of Rule 144 promulgated under the Securities Act.

(b)          The financial statements (including footnotes thereto) included in or incorporated by reference into the Parent SEC Filings (the “Parent Financial Statements”) complied as to form in all material respects with the Exchange Act and the applicable accounting requirements, rules and regulations of the SEC promulgated thereunder as of their respective dates and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein). The Parent Financial Statements fairly present in all material respects the financial condition of Parent as of the dates thereof and results of operations, cash flows and stockholders’ equity for the periods referred to therein (subject, in the case of unaudited Parent Financial Statements, to normal recurring year-end adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

(c)          The Parent Common Stock (i) is on the date hereof, designated for quotation or listed on the Principal Market and (ii) has not been suspended as of the date hereof, by the SEC or the Principal Market from trading on the Principal Market. No suspension by the SEC or the Principal Market has been as of the date hereof, threatened either (A) in writing by the SEC or the Principal Market or (B) by having fallen below the minimum listing maintenance requirements of the Principal Market. Parent is currently, and has been since its initial listing, in compliance with all rules and regulations of the Principal Market.

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4.7         Litigation. Except as set forth on Parent Disclosure Schedule 4.7, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or Parent’s officers, directors or employees, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, except for such Legal Proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and to the Knowledge of Parent, there is no reasonable basis for any Legal Proceeding directly or indirectly involving Parent, Merger Sub or Parent’s officers, directors, or employees, individually or in the aggregate. Neither Parent nor Merger Sub are a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.8         Subsidiaries; Merger Sub. Parent owns all of the outstanding shares of capital stock of its Subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, Liens, options, warrants or other adverse claims on title. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. For purposes of this Article IV, all references to “Parent” shall mean Parent and its Subsidiaries take as a whole.

4.9         No Brokers or Finders. Except as disclosed on Parent Disclosure Schedule 4.9, None of Parent or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

4.10      Tax Matters.

(a)          (i) Each of Parent and Merger Sub has timely filed (or has had timely filed on its behalf) all material returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Parent Returns”), required to be filed by it in respect of any Taxes; (ii) all such Parent Returns are complete and accurate in all material respects; (iii) except as disclosed on Parent Disclosure Schedule 4.10(a), each of Parent and Merger Sub has timely paid (or has had timely paid on its behalf) all Taxes required to have been paid by it (whether or not shown on any Parent Return); (iv) Parent has established on the Parent Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) each of Parent and Merger Sub has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b)          There are no liens for Taxes upon any assets of Parent or Merger Sub, except statutory liens for current Taxes not yet due and Permitted Liens.

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(c)          No deficiency for any Taxes has been asserted, assessed or proposed against Parent or Merger Sub that has not been finally resolved. No waiver, extension or comparable consent given by Parent or Merger Sub regarding the application of the statute of limitations with respect to any Taxes or Parent Returns is outstanding, nor is any request for any such waiver or consent pending. There is no pending or threatened Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Parent Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Parent or Merger Sub by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of Parent, is any such Tax audit or other proceeding threatened with regard to any Taxes or Parent Returns. Parent does not expect the assessment of any additional Taxes of Parent or Merger Sub for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of Parent which would exceed the estimated reserves established on its books and records.

(d)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(e)          After giving effect to the Ruthigen Executive Employment Agreements, there is no contract, agreement, plan or arrangement to which Parent or Merger Sub is a party which requires Parent or Merger Sub to pay a Tax gross-up, equalization or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(f)          Neither Parent nor Merger Sub is liable for Taxes of any other Person under Treasury Regulations section 1.1502-6 or any similar provision of state, local or foreign Tax law, as a transferee or successor, by Contract or otherwise. Neither Parent nor Merger Sub is a party to any Tax sharing, allocation or indemnification agreement. Neither Parent nor Merger Sub has agreed nor is required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in Taxable income. Neither Parent nor Merger Sub will be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date or (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law). No claim has ever been made by a Taxing authority in a jurisdiction where Parent or Merger Sub does not file a return that Parent or Merger Sub is subject to Tax imposed by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of Parent.

(g)          Neither Parent nor Merger Sub has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(h)          Neither Parent nor Merger Sub has requested any extension of time within which to file any Parent Return, which return has not since been filed.

(i)          After giving effect to the Ruthigen Executive Employment Agreements, neither Parent nor Merger Sub is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j)          Parent and Merger Sub have not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

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(k)          Neither Parent nor Merger Sub knows of any fact or has taken or failed to take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.11       Compliance with Laws; Permits.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement, the businesses of Parent and Merger Sub have not been, and as of the Effective Date will not be conducted in violation of any applicable Laws. No investigation, audit or review by any Governmental Authority with respect to Parent or Merger Sub is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Authority notified Parent or Merger Sub of its intention to conduct the same, except for (i) such investigations or reviews that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and/or (ii) any investigation or review related to the Merger. As of the date hereof, Parent and/or Merger Sub have not received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof.

(b)          To the Knowledge of Parent, neither Parent nor Merger Sub has solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral that violated an anti-corruption Law.

(c)          Except as set forth on Parent Disclosure Schedule 4.11(c), Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The NASDAQ Capital Market (the “Principal Market”). Except as set forth on Parent Disclosure Schedule 4.11(c), Parent has not, in the preceding twelve (12) months, received notice from the Principal Market to the effect that Parent is not in compliance with the listing or maintenance requirements of the Principal Market. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

4.12       Real Property.

(a)          None of Parent or any of its Subsidiaries owns any real property.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Parent has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Parent Disclosure Schedule 4.12(b) contains a complete and correct list, as of the date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) neither Parent nor, to the Knowledge of Parent, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Parent has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease and Parent has not entered into with any other Person (other than another wholly-owned Subsidiary of Parent) any sublease, license or other agreement that is material to Parent, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Estate. Parent has delivered or otherwise made available to Parent true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which Parent leases, subleases or licenses, as tenant, any Leased Real Estate.

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(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Parent has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

4.13       Insurance. Parent Disclosure Schedule 4.13 identifies all insurance policies maintained by, at the expense of or for the benefit Parent, identifies any material claims made thereunder, and includes a summary of the amounts and types of coverage and the deductibles under each such insurance policy. Each of the insurance policies identified in Parent Disclosure Schedule 4.13 is in full force and effect. Except as set forth in Parent Disclosure Schedule 4.13, Parent has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. With respect to each such insurance policy: (i) to the Knowledge of Parent, the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) neither Parent nor, to Parent’s Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to Parent’s Knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any provision thereof.

4.14       Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)          To the Knowledge of Parent, Parent is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of Parent as currently conducted.

(b)          To the Knowledge of Parent, Parent has not (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Leased Real Estate of Parent, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material liability or obligation under any Environmental Law.

(c)          Parent has not received written notice of and there is no Legal Proceeding pending, or to the Knowledge of Parent, threatened against Parent, alleging any liability or responsibility under or non- compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Parent is not subject to any order, judgment or decree or written agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

4.15       Employee Matters.

(a)          Parent Disclosure Schedule 4.15(a) contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has, within the six (6) years prior to the Closing Date, been sponsored, maintained, contributed to, or required to be contributed to, by Parent for the benefit of any current or former employee, independent contractor, consultant or director of Parent (each, a “Parent Employee”), or with respect to which Parent has or may have any material liability (collectively, the “Parent Employee Plans”).

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(b)          Parent has made available to the Company correct and complete copies (or, if a plan is not written, a written description) of all Parent Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect, (ii) the most recent determination letter received regarding the tax-qualified status of each Parent Employee Plan, (iii) the most recent financial statements for each Parent Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Parent Employee Plan, (v) the current summary plan description for each Parent Employee Plan, and (vi) all actuarial valuation reports related to any Parent Employee Plans.

(c)          (i) To the Knowledge of Parent, each Parent Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) to the Knowledge of Parent, all the Parent Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS or may rely upon a favorable opinion letter and, as of the date hereof, no such determination letter or opinion letter has been revoked nor, to the Knowledge of Parent, has any such revocation been threatened, and to the Knowledge of Parent, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) Parent has timely made all material contributions and other material payments required by and due under the terms of each Parent Employee Plan and applicable Law, and all benefits accrued under any unfunded Parent Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no material audits, inquiries or Legal Proceedings pending or, to the Knowledge of Parent, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Authority with respect to any Parent Employee Plan; (vi) as of the date hereof, there are no material Legal Proceedings pending, or, to the Knowledge of Parent, threatened with respect to any Parent Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of Parent, Parent has not engaged in a transaction that could subject Parent to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d)          No Parent Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither Parent nor any Parent ERISA Affiliate has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(e)          No Parent Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

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(f)          Each Parent Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(g)          Parent complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Parent Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(h)          Except as set forth on Parent Disclosure Schedule 4.15(h), neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of Parent to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of Parent to merge, amend or terminate any Parent Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Parent Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(i)          Parent: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Parent Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Parent Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j)          Parent is not party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against Parent with respect to employees who are employed within the United States is pending, threatened or has occurred in the last two (2) years, and, to the Knowledge of Parent, no material work stoppage, slowdown or labor strike against Parent with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years. As of the date hereof, none of the Parent Employees are represented by a labor organization, work council or trade union and, to the Knowledge of Parent, there is no organizing activity, Legal Proceeding, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at Parent or any Parent Employees. As of the date hereof, there are no Legal Proceedings, government investigations, or labor grievances pending, or, to the Knowledge of Parent, threatened relating to any employment related matter involving any Parent Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)          Neither Parent nor any Parent ERISA Affiliate has at any time contributed to or had any obligation to, or has had any liability (contingent or otherwise) with respect to (i) any “multiemployer plan,” as that term is defined in Section 4001 of ERISA; (ii) any “employee benefit plan” subject to Title VI of ERISA or Section 412 of the Code’; or (iii) any “multiemployer welfare arrangement” within the meaning of Section 3(40) of ERISA.

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4.16      Intellectual Property.

(a)          Parent Disclosure Schedule 4.16(a) contains a true and complete list, as of the date hereof, of all: (i) Parent-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered trademarks, registered copyrights, issued patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Parent-Owned IP.

(b)          Parent is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of Parent as currently conducted and contemplated (the “Parent IP”), free and clear of all liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          Parent’s rights in the Parent-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent has taken reasonable steps to maintain Parent IP and to protect and preserve the confidentiality of all trade secrets included in Parent IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)          Parent Disclosure Schedule 4.16(d) contains a complete and accurate list of all Parent IP Agreements, other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the- shelf software. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of Parent under any of the Parent IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)          Except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the Knowledge of Parent the conduct of the businesses of Parent has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of Parent, no third party is infringing upon, violating or misappropriating any Parent IP.

(f)          There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by Parent; (ii) challenging the validity, enforceability or ownership of any Parent-Owned IP or Parent’s rights with respect to any Parent IP, in each case except for such Legal Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent is not subject to any outstanding order, judgment or decree that restricts or impairs the use of any Parent IP, except where compliance with such order, judgment or decree would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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4.17       No Undisclosed Liabilities; Available Cash. As of the date hereof, except as set forth in Parent Disclosure Schedule 4.17 or except as reflected in or reserved against in the unaudited balance sheet of Parent at December 31, 2014 (the “Parent Latest Balance Sheet”), Parent has no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) other than Parent Professional Fees, liabilities arisen in the ordinary course of business consistent with past practice since December 31, 2014, and liabilities arising or permitted under this Agreement and the other Transaction Documents. Notwithstanding any disclosures or information to the contrary in any Parent SEC Filing, Parent and its Subsidiaries will have no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) at Closing other than Parent Professional Fees, Parent Specific Liabilities, liabilities arising or permitted under this Agreement and the other Transaction Documents and the liabilities set forth on Parent Disclosure Schedule 4.17. Merger Sub has and at Closing will have no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise). As of the date hereof, Parent shall have at least $9,000,000 of unrestricted cash on hand, which shall be free and clear of any Liens and without giving effect to this Agreement.

4.18      Other Regulatory Matters.

(a)          Parent has not received any notice or other communication from any Governmental Authority (i) contesting the uses of or the labeling and promotion of any of Parent Products or (ii) otherwise alleging any violation of any Law by Parent with respect to any Parent Products.

(b)          There have been no field notifications or adverse regulatory actions taken (or, to the Knowledge of Parent, threatened) by any Governmental Authority with respect to any of Parent Products and Parent has not, either voluntarily or at the request of any Governmental Authority, provided post-sale warnings regarding any Parent Product.

(c)          All filings with and submissions to any Governmental Authority made by Parent with regard to Parent Products, whether oral, written or electronically delivered, were true, accurate and complete as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete as of the date hereof, and do not misstate any of the statements or information included therein, or omit to state a fact necessary to make the statements therein not misleading.

(d)          As to each Parent Product subject to FDA regulation or similar legal provisions in any foreign jurisdiction, each such Parent Product is being developed, manufactured, tested, packaged, labeled, marketed, sold, distributed or commercialized in material compliance with all applicable Laws and FDA requirements, including, but not limited to, those relating to investigational use, investigational device exemption, premarket notification, premarket approval, good clinical practices, good manufacturing practices, record keeping, filing of reports, and patient privacy and medical record security.  All manufacturing facilities of Parent are operated in compliance in all material respects with the FDA’s Quality System Regulation requirements at 21 C.F.R. Part 820, as applicable.

(e)          All preclinical and clinical trials conducted, supervised or monitored by Parent have been conducted in material compliance with all applicable Laws, and the regulations and requirements of any Governmental Authority, including, but not limited to, FDA good clinical practice and good laboratory practice requirements.  Parent has consistently obtained and maintained any necessary IRB approvals of clinical trials or modifications thereto, conducted, supervised, or monitored by Parent.  In no clinical trial conducted, supervised or monitored by Parent has IRB approval ever been suspended, terminated, put on clinical hold, or voluntarily withdrawn because of deficiencies attributed to Parent.

(f)          Parent Disclosure Schedule 4.18 sets forth a complete and accurate listing of all preclinical and clinical studies, together with the dates and brief descriptions of such studies, previously or currently undertaken or sponsored by Parent with respect to any Parent Product.  All material information regarding the efficacy, safety and utility of Parent Products has been collected and maintained in accordance with accepted industry practices and will be readily accessible to Parent after the Effective Time.  Parent has heretofore provided to the Company all material correspondence and contact information between Parent and the FDA or any other Governmental Authority regarding Parent Products, and, to the extent provided to Parent, between the FDA and other Governmental Authorities relating thereto.

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4.19       Absence of Certain Changes, Events and Conditions. Except as set forth on Parent Disclosure Schedule 4.19 or the Parent SEC Filings, since December 31, 2014, and other than or in the ordinary course of business consistent with past practice, there has not been, with respect to Parent, any:

(a)          event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect,

(b)          declaration or payment of any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock,

(c)          issuance of equity securities;

(d)          amendment of Parent Organizational Documents;

(e)          split, combination or reclassification of any shares of its capital stock;

(f)           issuance, sale or other disposition of any of its capital stock (other than in connection with the exercise of Parent Options as required by the terms of such Parent Options), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(g)          material change in any method of accounting or accounting practice of Parent for tax or book purposes, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(h)          material change in Parent's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(i)           entry into any Contract that would be required to be disclosed on a Current Report on Form 8-K;

(j)           incurrence, assumption or guarantee of any indebtedness for borrowed money except for unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(k)           transfer, assignment, sale or other disposition of any of the assets shown or reflected in Parent Latest Balance Sheet or cancellation of any debts or entitlements;

(l)           transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Parent IP or Parent IP Agreements;

(m)          material damage, destruction or loss (whether or not covered by insurance) to its property;

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(n)          any capital investment in, or any loan to, any other Person;

(o)          acceleration, termination, material modification to or cancellation of any Parent Material Contract (including, but not limited to, any Parent Material Contract) to which Parent is a party or by which it is bound;

(p)          any material capital expenditures in excess of $50,000 in the aggregate;

(q)          imposition of any material Lien upon any of Parent properties, capital stock or assets, tangible or intangible;

(r)           (i) grant of any bonuses, other than as provided for in any written agreements, required by applicable Law or consistent with past practice, (ii) any material increase in the base salary of any officer or employee of Parent; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)           hiring or promoting any person as or to (as the case may be) an officer without the express consent of the Company;

(t)           adoption, modification or termination, of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, other than termination for cause or consistent with past practice, (ii) Parent Employee Plan other than as required by applicable Law or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(u)          any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v)          entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)          except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)          purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)          action by Parent to make, change or rescind any Tax election, amend any Parent Return or take any position on any Parent Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability of Parent or the Surviving Company after the consummation of the Merger; or

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(aa)        any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.20      Material Contracts. All of the contracts attached as exhibits to any of the Parent SEC Filings since January 1, 2014, that are still in effect, and as set forth on Parent Disclosure Schedule 4.20 (the “Parent Material Contracts”) are legally valid and binding on Parent and, to the knowledge of Parent, are legally valid and binding obligations of the other party thereto, in accordance with its terms and is in full force and effect, and neither Parent nor, to Parent’s Knowledge, the other party thereto is in breach or default thereunder except for such breach or default as would not have a Material Adverse Effect on Parent.

4.21      Information. The Proxy Statement/Prospectus or the S-4 Registration Statement will not, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus or any amendments or supplements thereto, and at the time of the Parent Stockholder Meeting, or, in the case of the S-4 Registration Statement, at the time it becomes effective or at the effective time of any post-effective amendment, and no other SEC filing of Parent in connection with the transactions contemplated by this Agreement will at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by Parent with respect to information supplied by or related to or the sufficiency of disclosures related to, the Company or any Affiliate or representative of the Company. Each of the Proxy Statement/Prospectus and S-4 Registration Statement (as it relates to Parent and Merger Sub) and any other SEC filing of Parent in connection with the transactions contemplated by this Agreement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, except that no representation is made by Parent with respect to information supplied by or related to the Company or any Affiliate or representative of the Company.

4.22      No Other Information. Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III. The representations and warranties set forth in Article III are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related thereto.

4.23      Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.

4.24      Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Cassel Salpeter & Co., LLC, Parent's financial adviser in connection with the Merger, to the effect that, as of the date of the opinion, and based upon and subject to the assumptions, qualifications, limitations, and other matters considered in connection with the preparation of such opinion, the Exchange Ratio in the merger pursuant to this Agreement is fair, from a financial point of view, to Parent.  A true and complete informational copy of such opinion will promptly be provided to the Company, it being acknowledged and agreed by the Company that it is not entitled to use or rely on such opinion for any purpose.

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Article V.
CONDUCT OF BUSINESS PENDING THE MERGER

5.1         Conduct of Business by Parent and Merger Sub. From the date of this Agreement to the Effective Date, except as otherwise provided in this Agreement or the schedules hereto or consented to in writing by the Company, each of Parent and Merger Sub shall (x) conduct the business of Parent and Merger Sub in the ordinary course of business consistent with past practice; and (y) maintain and preserve intact the current organization, business and franchise of Parent and Merger Sub and preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Parent and/or Merger Sub. Without limiting the foregoing, from the date hereof until the Closing Date, each of Parent and Merger Sub shall, consistent with past practice and commercially reasonable conduct:

(a)          preserve and maintain all of its Permits;

(b)          pay its debts, Taxes and other obligations when due;

(c)          maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)          continue in full force and effect without modification all material insurance policies;

(e)          defend and protect its properties and assets from infringement or usurpation;

(f)           perform all obligations, in all material respects, under all Parent Material Contracts relating to or affecting its properties, assets or business;

(g)          maintain its books and records in accordance with past practice;

(h)          comply in all material respects with all applicable Laws;

(i)           not form any Subsidiaries; and

(j)           not take or permit any action that would cause any of the changes, events or conditions described in Section 4.19, except as listed on Parent Disclosure Schedule 4.19.

Anything to the contrary herein notwithstanding, Parent (X) may scale down its operations as it deems necessary, and/or (Y) may enter into a binding stock purchase agreement obligating one or more investors to purchase up to 948,555 newly issued shares of Parent Common Stock at price per share that is not less than $2.75 per share, prior to the Closing, in order to be able to comply with the Parent Guaranteed Cash Amount requirement set forth in Section 7.3(h). Parent shall scale back patient enrollment in its ongoing Phase I/II trials until such time as the Merger is completed and the post-Merger Parent board of directors determines Parent's priorities and business plan.

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5.2         Conduct of Business by the Company. From the date of this Agreement to the Effective Date, except as otherwise provided in this Agreement or consented to in writing by Parent, the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) maintain and preserve intact the current organization, business and franchise of the Company and preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall, consistent with past practice and commercially reasonable conduct:

(a)          preserve and maintain all of its Permits;

(b)          pay its debts, Taxes and other obligations when due;

(c)          maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)          continue in full force and effect without modification all material insurance policies;

(e)          defend and protect its properties and assets from infringement or usurpation;

(f)           perform all obligations, in all material respects, under all Company Material Contracts relating to or affecting its properties, assets or business;

(g)          maintain its books and records in accordance with past practice;

(h)          comply in all material respects with all applicable Laws;

(i)          not form any Subsidiaries; and

(j)           not take or permit any action that would cause any of the changes, events or conditions described in Section 3.26, except as listed on Company Disclosure Schedule 3.26.

Article VI.
ADDITIONAL COVENANTS AND AGREEMENTS

6.1         Commercially Reasonable Efforts; Governmental Filings. Subject to the terms and conditions herein provided, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party will use commercially reasonable efforts and will cooperate with the other party in the preparation (including by furnishing any information, including financial statements, in respect of such party and its Affiliates required to be included in such filings) and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the S-4 Registration Statement and the Proxy Statement/Prospectus and other filings under the Securities Act or the Exchange Act, as applicable, to consummate the transactions contemplated by this Agreement. Each party will use commercially reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

6.2         Expenses. Parent shall pay the outstanding Parent Professional Fees at Closing. Prior to the Closing, Parent shall furnish to the Company a schedule setting forth in reasonable detail the fees, costs and expenses comprising the Parent Professional Fees.

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6.3         Access to Information; Confidentiality.

(a)          Between the date hereof and the Closing Date, each of Parent and the Company (for the purposes of this Section 6.3 only, an “Investigated Party”) shall afford to the other party (the “Investigating Party”) and such Investigating Party’s authorized representatives access to the books and records and other information of the Investigated Party as described herein. In light of the foregoing, the Investigated Party shall make available (together with the right to copy) to the Investigating Party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as “Representatives”), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such Investigated Party and its Subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), Tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, securities transfer records and stockholder lists, and any books, papers and records (collectively referred to herein as “Evaluation Material”) and otherwise provide such assistance as is reasonably requested in order that the Investigating Party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Investigated Party; provided, however, that the foregoing rights granted to the Investigating Party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the Investigated Party set forth herein.

(b)          The Investigating Party agrees that it will not use the Evaluation Material for any purpose other than in connection with the Merger and the transactions contemplated hereunder. The Investigating Party agrees not to disclose or allow disclosure to others of any Evaluation Material, except to such party’s Affiliates or Representatives, in each case, to the extent necessary to permit such Affiliate or Investigating Party Representative to assist such party in connection with the Merger and the transactions contemplated hereunder, or as may be required by Law. The Investigating Party agrees that it will, within ten (10) days of the Investigated Party’s request, re-deliver all copies of the Investigated Party’s Evaluation Material in its possession or that of its Affiliates or Representatives if the Merger does not close as contemplated herein.

(c)          The parties acknowledge that, upon execution and delivery of this Agreement, this Agreement (but not the Company Disclosure Schedule or the Parent Disclosure Schedule) will be filed by Parent with the SEC under cover of a Current Report on Form 8-K.

(d)          Notwithstanding any of the foregoing and subject to any other restrictions previously agreed to by an Investigating Party, if prior to Closing, for any reason, the transactions contemplated by this Agreement are not consummated, neither the Investigating Party nor any of the Investigating Party’s Representatives shall disclose to third parties or otherwise use any Evaluation Material or other confidential information received from the Investigated Party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i)          is or becomes generally available to the public other than as a result of an act or omission by the Investigating Party, its Affiliates or Representatives in breach of this Agreement;

(ii)         was available to the Investigating Party on a non-confidential basis prior to its disclosure;

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(iii)        becomes available to the Investigating Party on a non-confidential basis from a source other than the Investigated Party or its agents, advisors or Representatives;

(iv)        was developed by the Investigating Party independently of any disclosure by the Investigated Party, and independently of any guidance by someone at the Investing Party with access to the Evaluation Material; or

(v)         is disclosed in compliance with Section 6.3(c).

Nothing in this Section 6.3 shall prohibit the disclosure of information required to be made under federal or state securities laws. If any disclosure is so required, then provided a delay will not prevent timely compliance with applicable Laws, the Investigating Party shall consult with the Investigated Party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

Under no circumstances will an Investigated Party be required to disclose any information to an Investigating Party or publicly if such disclosure would be a violation of applicable Laws.

6.4         Press Releases. The Company and Parent shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.5         Securities Reports. Prior to the Closing, Parent will have filed with the SEC all reports, forms, financial statements and other documents required to be filed under the Exchange Act that were or are due to be filed at any time prior to or on the Closing Date. Parent agrees to provide to the Company copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date, to the extent such reports and other documentation are not publicly available on EDGAR, prior to filing with the SEC.

6.6         Company Financial Statements. The Company will use its reasonable best efforts to furnish to Parent unaudited financial statements of the Company for the fiscal year ended December 31, 2014, and December 31, 2013, by no later than March 15, 2015.  As promptly as reasonably practicable following the date of this Agreement, the Company will cause Marcum LLP to furnish (i) audited financial statements for the fiscal year ended December 31, 2014, and December 31, 2013, for inclusion in the Proxy Statement/Prospectus and the S-4 Registration Statement (the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the S-4 Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”); provided that, if the Closing Date is after April 15, 2015, the Company will cause Marcum LLP to furnish the Company Audited Financial Statements to Parent within three (3) Business Days following Parent and the Company’s satisfaction of all accounting comments from Marcum LLP to the initial draft S-4 Registration Statement and Proxy Statement/Prospectus.  Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement/Prospectus and the S-4 Registration Statement and prepared in accordance with GAAP and applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be..

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6.7         No Solicitation.

(a)          Unless and until this Agreement shall have been terminated pursuant to Section 9.1 and except as related to negotiations between Parent and the Company with respect to the Subject Transactions, neither Company nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person concerning (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company or (ii) the acquisition in any manner, directly or indirectly, of any equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger. The Company will promptly notify Parent if it receives a proposal or inquiry with respect to the matters described above.

(b)          Unless and until this Agreement shall have been terminated pursuant to Section 9.1 and except as related to negotiations between Parent and the Company with respect to the Subject Transactions, neither Parent nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person concerning (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of Parent or (ii) the acquisition in any manner, directly or indirectly, of any equity securities or consolidated total assets of the Parent and its Subsidiaries, in each case other than the Merger. Parent will promptly notify the Company if it receives a proposal or inquiry with respect to the matters described above.

6.8         Failure to Fulfill Conditions. At or prior to the Effective Time, each party shall give prompt notice to the other party of any fact, event or circumstance to the Knowledge of such party that would cause, or reasonably be expected to cause, the failure of any condition precedent to its obligations specified in Article VII to be satisfied so as to permit the consummation of the transactions contemplated hereby prior to the End Date.

6.9        Company Stock Options

(a)          At the Effective Time, subject to Section 6.10(d), Parent shall assume all of the Company’s rights and obligations under the Company Options. Subject to Section 6.10(d), the Company Options shall be assumed in accordance with the terms and conditions of the Company Stock Option Plan and on the same terms and conditions as were applicable under the Company Stock Option Plan immediately prior to the Effective Time, except that, from and after the Effective Time: (i) all actions to be taken under the Company Options by the Company’s Board of Directors (or a committee thereof) shall be taken by the Board of Directors of Parent (or a committee thereof), (ii) each Company Option shall evidence the right to purchase a number of shares of Post-Conversion Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Capital Stock into which such Company Options are exercisable immediately prior to the Effective Time multiplied by the applicable Exchange Ratio, (iii) the new option price for each share of Post-Conversion Parent Common Stock issuable upon exercise of a Company Option shall be determined by dividing the option exercise price immediately prior to the Effective Time by the applicable Exchange Ratio (rounded up to the nearest cent), and (iv) all references in the Company Options to the Company and Company Capital Stock shall be deemed to be references to Parent and Post-Conversion Parent Common Stock, respectively, after giving effect to the adjustments pursuant to clauses (i), (ii) and (iii) above. Notwithstanding the foregoing, the exercise price and the number of shares of Post-Conversion Parent Common Stock subject to each Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code to the extent applicable; and provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the option exercise price, the number of shares subject to such Option and the terms and conditions of exercise of such Company Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability and other provisions of such Company Option shall otherwise remain unchanged as a result of the assumption of such Company Option. Company Disclosure Schedule 6.9 sets forth the amount of Post-Conversion Parent Common Stock which may be acquired as of the Effective Time as a result of the application of this Section 6.9(a).

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(b)          Subject to Section 6.10(d), Parent shall reserve for issuance a sufficient number of shares of Post-Conversion Parent Common Stock for delivery upon exercise of the Company Options assumed by Parent. Within sixty (60) days following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form) or other appropriate form with respect to the shares of Post-Conversion Parent Common Stock subject to such Company Options held by persons who become employees or consultants of the Surviving Company and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding.

(c)          Parent shall amend the Parent Stock Option Plan to increase the number of shares of Parent Common Stock reserved thereunder to 6,853,319 shares of Parent Common Stock.

6.10      Proxy Statement/Prospectus

(a)          As promptly as reasonably practicable following the date of this Agreement, subject to the Company’s compliance with its covenants and agreements contained herein, Parent shall prepare and file with the SEC a proxy statement to be sent to the stockholders of each of Parent and the Company relating to the applicable stockholders’ meeting and a Registration Statement on Form S-4 (including a prospectus) (the “S-4 Registration Statement”) in connection with the issuance of shares of Parent Common Stock in the Merger, of which such proxy statement will form a part (such proxy statement and prospectus constituting a part thereof, the “Proxy Statement/Prospectus”), and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents to be filed by Parent with the SEC in connection with the Merger and other transactions contemplated hereby (the “Other Filings”) as required by the Securities Act or the Exchange Act. Parent and the Company shall cooperate with each other in connection with the preparation of the S-4 Registration Statement, the Proxy Statement/Prospectus and any Other Filings. Parent and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall thereafter use its reasonable best efforts to promptly thereafter mail the Proxy Statement/Prospectus to the holders of each of Company stockholders and Parent Stockholders. Each party shall as promptly as reasonably practicable notify the other party of the receipt of any oral or written comments from the staff of the SEC on the S-4 Registration Statement or any Other Filing. Parent and the Company shall also use their reasonable best efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities Law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated hereby, and the Company will pay all expenses incident thereto.

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(b)          The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the stockholders of each of Parent and the Company and at the time of the Parent Stockholder Meeting, or any adjournment or postponement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act.

(c)          The Company, Parent and Merger Sub shall cooperate with each other in the preparation of the S-4 Registration Statement, including the Proxy Statement/Prospectus required hereunder. Each of Parent, Merger Sub and the Company and their respective counsels shall be given a reasonable opportunity to review and comment upon the Proxy Statement/Prospectus and the S-4 Registration Statement prior to the filing thereof with the SEC, and shall provide any comments thereon as soon as reasonably practicable. Each party shall promptly notify the other party and its counsel of the time when the S-4 Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any written comments or other material communications such party or its counsel receives from time to time from the SEC or its staff with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus, and shall provide the other party with copies of any written responses to and telephonic notification of any material verbal responses received from the SEC or its staff by such party or its counsel with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus. If at any time prior to the time the Requisite Company Stockholder Vote is obtained, any party shall become aware of the occurrence of any event or other circumstance relating to it or any of its Subsidiaries as to which an amendment or supplement to the S-4 Registration Statement or the Proxy Statement/Prospectus shall be required, such party shall promptly notify the other party and Parent and the Company each shall use its reasonable best efforts to promptly prepare and file with the SEC such amendment or supplement and promptly thereafter mail the Proxy Statement/Prospectus to the stockholders of each of Parent and the Company to the extent legally required.

(d)          Subject to Section 6.10(e), Parent shall (X) take all action necessary in accordance with the DGCL and the Parent Organization Documents to set the record date for determining the Parent Stockholders entitled to attend a meeting of the Parent Stockholders, and duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the S-4 Registration Statement is declared effective by the SEC for the purpose of obtaining the Requisite Parent Stockholder Vote (such meeting or any adjournment or postponement thereof, the “Parent Stockholder Meeting”) to approve (a) the issuance of the shares of Parent Common Stock issuable pursuant to this Agreement, (b) the approval of the Ruthigen Executive Employment Agreements including the grant of Parent’s restricted stock units to Hojabr Alimi and Sameer Harish, (c) approval of an amendment to the amended and restated certificate of incorporation of Parent and confirm and ratify the amendment to the restated bylaws of Parent to declassify the board of directors of Parent, (d) an amendment to the Parent Stock Option Plan to increase the number of shares of Parent Common Stock reserved thereunder to 6,853,319 shares of Parent Common Stock, and (e) such other proposals submitted to the vote of the Parent Stockholders in the Proxy Statement (collectively, the “Parent Voting Matters”), and (Y) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby and include its Recommendation in the Proxy Statement/Prospectus. The Parent will not withdraw or modify the Recommendation without good cause.

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(e)          Notwithstanding Section 6.10(a), (b), (c) or (d), if on a date for which the Parent Stockholder Meeting is scheduled (the “Original Date”), Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Requisite Parent Stockholder Vote, whether or not a quorum is present, Parent shall have the right to postpone or adjourn the Parent Stockholders Meeting to a date which shall not be more than 45 days after the Original Date. If Parent continues not to receive proxies representing a sufficient number of shares of Parent Common Stock to obtain the Requisite Parent Stockholder Vote, whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of 45 days from the Original Date in reliance on this subsection but not later than the End Date without the consent of Parent and the Company. In the event that the Parent Stockholder Meeting is adjourned or postponed as a result of applicable Law, including the need to supplement the Proxy Statement, any days resulting from such adjournment or postponement shall not be included for purposes of the calculations of numbers of days pursuant to this Section 6.10.

6.11      Company Stockholder Approval.

(a)          As soon as reasonably practicable after the S-4 Registration Statement is declared effective, the Board of Directors of the Company shall either solicit written consent resolutions or duly call, give notice of, convene and hold a special meeting of holders of Company Capital Stock (the “Company Stockholder Meeting”) to consider and vote upon the approval of this Agreement, and will not postpone or adjourn such meeting without the consent of Parent except to the extent required by Law. The Company Board shall take all lawful action to solicit approval of this Agreement. The Company shall use its reasonable best efforts to obtain the Requisite Company Stockholder Vote, which shall be irrevocable, as soon as possible following the date hereof in compliance with the requirements under the applicable Laws.

(b)          After the Requisite Company Stockholder Vote has been obtained, the Company shall send, pursuant to Sections 228 and 262(d) of the DGCL, a written notice to all stockholders of the Company that did not execute the written consent under which the Requisite Company Stockholder Vote was obtained, informing them that this Agreement was adopted and that appraisal rights are available for their Company Capital Stock pursuant to Section 262 of the DGCL (which notice shall include a copy of such Section 262).

6.12       Post-Closing Covenants of Parent. Parent hereby agrees and covenants as to the following, from and after the Closing:

(a)         Indemnification and Insurance.

(i)          All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of Parent or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. Parent and the Surviving Company shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of Parent’s and any of its Subsidiaries’ articles of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of Parent or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date hereof, and shall not for a period of six (6) years from the Closing Date amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of Parent or any of its Subsidiaries and all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

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(ii)         From and after the Effective Time, each of Parent and the Surviving Company shall jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of Parent or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of Parent or any of its Subsidiaries or any entity if such service was at the request or for the benefit of Parent or any of its Subsidiaries).

(iii)        Prior to the Effective Time, Parent shall purchase, and, following the Effective Time, Parent shall maintain with reputable and financially sound carriers, fully pre-paid six-year “tail” policies to the current directors’ and officers’ liability insurance and fiduciaries liability insurance policies maintained as of the date hereof by Parent (the “Current Policies”), which tail policies shall cover a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policies shall contain at least the same coverage (including the scope and amount thereof) as, and contain terms and conditions that are equivalent to, the coverage set forth in the Current Policies.

(iv)        The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or bylaws or other organization documents of Parent or any of its Subsidiaries, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 6.12(a) shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(b)         Appointment of Officers. From and after the Effective Time, the directors of Parent shall appoint as the officers of Parent the persons identified on Company Disclosure Schedule 6.12(b) who were officers of the Company immediately prior to the Effective Time.

6.13      Obligations of Merger Sub and the Surviving Company. Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement.

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6.14      Company Private Placement. Prior to the Closing Date, the Company shall have entered into a binding securities purchase agreement obligating one or more investors to purchase newly issued shares of Company Common Stock and warrants resulting in gross proceeds to the Company, upon closing thereof, of $10,000,000, which obligation of such investor or investors shall only be subject to the substantially concurrent closing of the Merger and the other Subject Transactions (the “Company Private Placement”). The terms of the Company Private Placement shall be reasonably acceptable to Parent.

6.15      Employment Matters.

(a)          Upon the Effective Time, the employment agreements in effect on the date of this Agreement between Parent and Hojabr Alimi and Sameer Harish as employees shall be terminated.

(b)         On or before the Effective Time, Mr. Alimi will enter into an employment agreement with Parent and the Company attached hereto as Exhibit C (“Alimi New Employment Agreement”) and Mr. Harish will enter into an employment agreement with Parent and the Company attached hereto as Exhibit D (“Harish New Employment Agreement” and together with Alimi New Employment Agreement, the “Ruthigen Executive Employment Agreements”). The Ruthigen Executive Employment Agreements will be submitted to Parent’s shareholders for approval at the Parent Stockholder Meeting.

(c)          Pursuant to the Ruthigen Executive Employment Agreements, Messrs. Alimi and Harish will execute cancellation agreements (the “Cancellation Agreements”), in substantially the form attached to each of the Alimi New Employment Agreement and the Harish New Employment Agreement as Exhibit A.

(d)          Each of Messrs. Alimi and Harish shall agree to certain lock-up and leak-out provisions as set forth in the lock-up agreements attached hereto as Exhibit E and Exhibit F (the “Lock-up Agreements”), with respect to the shares of Parent Common Stock issued pursuant to the Alimi New Employment Agreement and the Harish New Employment Agreement, respectively.

Article VII.
CONDITIONS

7.1        Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby in accordance with the terms of this Agreement are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a)          Governmental Action. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

(b)          Parent Stockholder Approvals. This Agreement and the Parent Voting Matters shall have been approved by the Requisite Parent Stockholder Vote.

(c)          Company Stockholder Approvals. This Agreement and the Merger have been approved by the Requisite Company Stockholder Vote.

(d)          S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order.

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7.2         Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby in accordance with the terms of this Agreement are also subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a)          Representations and Compliance. The representations of the Company contained in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification). The Company shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date. Notwithstanding the foregoing, the Company’s representations and warranties contained in Section 3.4 shall be true and correct in all respects without regard to any Materiality or Material Adverse Effect qualifier.

(b)          Officers’ Certificate. The Company shall have furnished to Parent and Merger Sub a certificate of the Chief Executive Officer of the Company, dated as of the Effective Date, in which such officer shall certify that, to the best of his Knowledge, the conditions set forth in Section 7.2(a) have been fulfilled.

(c)          Secretary’s Certificate. The Company shall have furnished to Parent (i) copies of the text of (A)the resolutions by which the corporate action on the part of the Company necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken and (B) resolutions of the stockholders of the Company approving the Merger and adopting this Agreement, (ii) a certificate dated as of the Closing Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying to Parent that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of the Company executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto by the Company, (iv) a copy of the certificate of incorporation of the Company, certified by the Secretary of State of Delaware, and (v) a certificate from the Secretary of State of Delaware evidencing the good standing of the Company in such jurisdiction as of a day within five (5) Business Days prior to the Closing Date.

(d)          Absence of Material Adverse Effect. There shall not have occurred any Material Adverse Effect on the Company, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e)          Certain Transactions. The Company shall have completed the transactions contemplated by the Company Private Placement, the Company Note Conversion and Warrant Termination Agreement and the Company Preferred Stock Conversion Agreement.

(f)          Employment Matters. Hojabr Alimi and Sameer Harish shall have executed and delivered Ruthigen Executive Employment Agreements and the Lock-up Agreements.

(g)          Escrow Agreement. A duly executed Escrow Agreement shall have been delivered to Parent.

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7.3        Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a)          Representations and Compliance. The representations of Parent and Merger Sub contained in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification). Parent and Merger Sub, respectively, shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date. Notwithstanding the foregoing, Parent’s representations and warranties contained Section 4.4 and Section 4.6(c), in each case, shall be true and correct in all respects without regard to any material or Material Adverse Effect qualifier contained in any such provision.

(b)          Officers’ Certificate. Parent shall have furnished to the Company a certificate of the Principal Executive Officer and Principal Financial Officer (each as defined in the Exchange Act) of Parent, dated as of the Effective Date, in which such officer shall certify that, to the best of his Knowledge, the conditions set forth in Section 7.3(a) have been fulfilled.

(c)          Secretary’s Certificate. Parent shall have furnished to the Company (i) copies of the text of the resolutions by which the corporate action on the part of Parent necessary to approve this Agreement and the Certificate of Merger, the election of the directors of Parent to serve following the Closing Date and the transactions contemplated hereby and thereby, which shall be accompanied by a certificate of the corporate secretary or assistant corporate secretary of Parent dated as of the Closing Date certifying to the Company that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Closing Date executed on behalf of Parent by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Parent executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) copies of (A) the Company Charter Documents, and (B) the certificate evidencing the good standing of Parent as of a day within five (5) Business Days prior to the Closing Date.

(d)          Absence of Material Adverse Effect. There shall not have occurred any Material Adverse Effect on either Parent or Merger Sub, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on either Parent or Merger Sub.

(e)          Resignations. Each of the officers and directors of Parent immediately prior to the Effective Time shall deliver duly executed resignations from their positions with Parent effective immediately after the Effective Time.

(f)          Dissenting Shares. Holders of not more than 10% of Company Capital Stock issued and outstanding immediately prior to the Closing shall have elected to become dissenting shares under the DGCL.

(g)          Listing. The Parent Common Stock is on the Effective Date designated for quotation or listed on the Principal Market and (ii) has not been suspended as of the Effective Date by the SEC or the Principal Market from trading on the Principal Market. No suspension by the SEC or the Principal Market has been threatened as of the Effective Date either (A) in writing by the SEC or the Principal Market, or (B) by having fallen below the minimum listing maintenance requirements of the Principal Market. The transactions contemplated hereby shall have been approved by the Principal Market.

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(h)          Available Cash. Parent shall have the applicable Parent Guaranteed Cash Amount.

(i)          Employment Matters. Hojabr Alimi and Sameer Harish shall have executed and delivered Ruthigen Executive Employment Agreements and the Lock-up Agreements.

(j)          Non-Competition Agreement. Hojabr Alimi shall have executed an additional, separate non-compete agreement with Oculus Innovative Sciences, Inc., attached as Exhibit B to the Alimi New Employment Agreement.

(k)          Cancellation Agreements. Hojabr Alimi and Sameer Harish shall have executed and delivered the Cancellation Agreements.

(l)          Escrow Agreement. A duly executed Escrow Agreement shall have been delivered to the Company.

7.4         Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use all reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by Section 6.1.

Article VIII.
INDEMNIFICATION

8.1         Survival. Unless otherwise explicitly set forth in this Agreement, all representations and warranties in this Agreement and any other certificate or document delivered pursuant to this Agreement shall be accurate as of the date of such certificate or document and as of the Closing Date. All representations, warranties, covenants and obligations in this Agreement and any other document delivered pursuant to this Agreement shall survive the Closing. Notwithstanding the foregoing, no party may bring a claim under this Article VIII for any Breach of any representation, warranty, covenant or obligation made in this Agreement after the twelve (12) month anniversary of the Closing Date (the “Survival Period”). The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

8.2         Indemnification and Reimbursement by Parent.

Parent will indemnify and hold harmless the Pre-Merger Company Stockholders, except the holders of Dissenting Shares who will have exercised such holder’s right to appraisal and payment of such shares under Section 262 of the DGCL (collectively, the “Company Indemnified Persons”), and will reimburse the Company Indemnified Persons for any Damages, whether or not involving a third party claim, arising from or in connection with:

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(a)          any Breach of any representation or warranty made by Parent or Merger Sub in (i) this Agreement or (ii) any other certificate, document, writing or instrument executed and delivered by Parent or Merger Sub at or prior to the Effective Date pursuant to this Agreement;

(b)          any Breach of any covenant or obligation of Parent or Merger Sub in this Agreement or in any other certificate, document, writing or instrument executed and delivered by Parent or Merger Sub at or prior to the Effective Date pursuant to this Agreement;

(c)          the operations and corporate governance of Parent prior to the Closing, including, without limitation, its compliance (or lack of compliance) with applicable Laws or the rules and regulations of any Governmental Authority; and/or

(d)          any Legal Proceedings pending or threatened in writing on the Closing Date against Parent or Merger Sub.

Notwithstanding anything to the contrary set forth in this Agreement, the Company Indemnified Persons’ sole recourse against Parent for the indemnification provided in this Article VIII shall, be to receive Indemnification Shares as provided herein and pursuant to the Escrow Agreement, which shall be the exclusive remedy from Parent available to the Company Indemnified Persons arising from or relating to the Merger, including (without limitation) in respect of any breach of or noncompliance with any provision of this Agreement by Parent.

8.3         Indemnification and Reimbursement by Company.

Company will indemnify and hold harmless the Pre-Merger Parent Stockholders (collectively, the “Parent Indemnified Persons”), and will reimburse the Parent Indemnified Persons for any Damages, whether or not involving a third party claim, arising from or in connection with:

(a)          any Breach of any representation or warranty made by Company in (i) this Agreement or (ii) any other certificate, document, writing or instrument executed and delivered by Company at or prior to the Effective Date pursuant to this Agreement;

(b)          any Breach of any covenant or obligation of Company in this Agreement or in any other certificate, document, writing or instrument executed and delivered by Company at or prior to the Effective Date pursuant to this Agreement;

(c)          the operations and corporate governance of Company prior to the Closing, including, without limitation, its compliance (or lack of compliance) with applicable Laws or the rules and regulations of any Governmental Authority; and/or

(d)          any Legal Proceedings pending or threatened in writing on the Closing Date against Company.

Notwithstanding anything to the contrary set forth in this Agreement, the Parent Indemnified Persons’ sole recourse against Company for the indemnification provided in this Article VIII shall, be to receive Indemnification Shares as provided herein and pursuant to the Escrow Agreement, which shall be the exclusive remedy from Company available to the Parent Indemnified Persons arising from or relating to the Merger, including (without limitation) in respect of any breach of or noncompliance with any provision of this Agreement by Company.

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8.4         Indemnification Escrow

The “Indemnification Shares” shall be comprised of newly issued shares of Parent Common Stock equal to the number of shares of Parent Common Stock set forth on Parent Disclosure Schedule 8.4. The Indemnification Shares shall be held by the Escrow Agent for the benefit of the Pre-Merger Company Stockholders and the Pre-Merger Parent Stockholders pursuant to the Escrow Agreement as provided herein and therein (the “Shares Escrow”).

8.5         Escrow Period; Release from the Escrow Account

The period for which the Indemnification Shares are maintained in the Shares Escrow shall be the Survival Period; provided, however, that a portion of the Indemnification Shares that is necessary to satisfy any unsatisfied claims (“Unresolved and Unsatisfied Claims”) specified in any Indemnification Certificate delivered to the Escrow Agent prior to termination of the Survival Period with respect to facts and circumstances existing prior to expiration of the Survival Period shall remain in the Shares Escrow until such claims have been resolved.

8.6         Expiration of Survival Period;

Within three (3) business days after the end of the Survival Period (the “Release Date”), the Escrow Agent shall return the Indemnification Shares remaining after settlement of all of the claims upon the Shares Escrow in accordance with Section 8.10, less the number of Indemnification Shares necessary to cover any Damages described in an Indemnification Certificate delivered in accordance with Section 8.7 with respect to any Unresolved and Unsatisfied Claims, to Parent, and Parent shall retire such shares and return such shares to the treasury of Parent. In the event any Indemnification Shares are held back as a result of the preceding sentence, promptly upon resolution of each Unsatisfied and Unresolved Claim, the Escrow Agent shall either return the applicable portion of the Indemnification Shares to Parent to be retired and returned to Parent’s treasury, or, if less than full payments on all of the claims as set forth in Section 8.10(a)(i) through (iv), release them to the Pre-Merger Company Stockholders or to the Pre-Merger Parent Stockholders, as applicable, in accordance with Section 8.10(b).

8.7         Claims Upon the Shares Escrow.

On or before the last day of the Survival Period, the Pre-Merger Company Stockholder Representative or the Pre-Merger Parent Representative shall execute and deliver to the Escrow Agent a certificate (an “Indemnification Certificate”) stating that Damages are alleged to exist with respect to the indemnification obligations of Parent set forth in Section 8.2 or the indemnification obligation of Company set forth in Section 8.3 and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant, claim or cost to which such item is related. The presentation of any Indemnification Certificate with respect to any indemnification obligations under Section 8.2 or Section 8.3 shall not limit the right of the Pre-Merger Company Stockholder Representative and Pre-Merger Parent Representative to submit one or more additional Indemnification Certificates with respect to the same or any other indemnification obligation. Any claim upon the Shares Escrow shall be settled pursuant to Section 8.10, and no Indemnification Shares shall be released to the Pre-Merger Company Stockholders or to the Pre-Merger Parent Stockholders prior to the end of the Survival Period.

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8.8         Objections to Claims.

At the time of delivery of any Indemnification Certificate to the Escrow Agent, the Pre-Merger Company Stockholder Representative shall deliver a duplicate copy of such Indemnification Certificate to Parent and the Pre-Merger Parent Representative, and the Pre-Merger Parent Representative shall deliver a duplicate copy of such Indemnification Certificate to Parent and the Pre-Merger Company Stockholder Representative. For a period of ten (10) days after such delivery, the representative of the party not delivering the Indemnification Certificate shall either consent or object in a written statement to the claim made in the Indemnification Certificate, and such statement shall be delivered to the Escrow Agent, Parent and to the representative of the party that has delivered the Indemnification Certificate (either the Pre-Merger Company Stockholder Representative or the Pre-Merger Parent Representative). In case the Pre-Merger Parent Representative or the Pre-Merger Company Stockholder Representative shall object in writing within the ten (10) day period to any claim or claims made in the Indemnification Certificate, the representative of the party that has delivered the Indemnification Certificate shall have thirty (30) days to respond in a written statement to such objection. If after such thirty (30) day period there remains a dispute as to any claims, the Pre-Merger Parent Representative and the Pre-Merger Company Stockholder Representative shall attempt in good faith for sixty (60) days to agree upon the rights of the party that has delivered the Indemnification Certificate to receive Indemnification Shares in respect of the disputed claims. If the Pre-Merger Parent Representative and the Pre-Merger Company Stockholder Representative should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if applicable, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall release Indemnification Shares to the Pre-Merger Company Stockholders or the Pre-Merger Parent Stockholders, as applicable, upon the end of the Survival Period, in accordance with the terms of such memorandum and subject to Section 8.10. If no agreement can be reached after good faith negotiation between the parties pursuant to this Section 8.8, then the Escrow Agent will release the Indemnification Shares to the Pre-Merger Company Stockholders or the Pre-Merger Parent Stockholders, as applicable, on a pro rata basis, subject to Section 8.10, in respect of such disputed claim, as determined by the independent accountant as provided in Section 8.9.

8.9         Arbitration. If the Pre-Merger Company Stockholder Representative and the Pre-Merger Parent Representative fail to reach an agreement with respect to all of the matters set forth in any objection to a claim made in an Indemnification Certificate pursuant to Section 8.8, then any amounts remaining in dispute shall be submitted for resolution to the office of Marcum LLP or, if Marcum LLP is unable to serve, the Pre-Merger Parent Representative and the Company Pre-Merger Stockholder Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants who shall resolve the dispute. Marcum LLP, or such other independent accountant, as the case may be, shall resolve such dispute within thirty (30) days of all relevant materials from the Pre-Merger Company Stockholder Representative and the Pre-Merger Parent Representative. Such determination shall be final and binding on all parties hereto.

8.10      Settlement of Claims Upon the Shares Escrow.

(a)          Subject to Section 8.10(b), after the end of the Survival Period but prior to the Release Date, the Escrow Agent shall, subject to the provisions of Section 8.8, release to the Pre-Merger Company Stockholders or to the Pre-Merger Parent Stockholders, as applicable, the Indemnification Shares (valued based on the Average Price as of the end of the Survival Period) for the amount of the claims (i) as set forth in a Indemnification Certificate, if the Escrow Agent had received a written consent to the claim made in the Indemnification Certificate from the party not delivering the Indemnification Certificate, (ii) as set forth in a memorandum setting forth the agreement of the Pre-Merger Parent Representative and the Pre-Merger Company Stockholder Representative, if the party not delivering the Indemnification Certificate had delivered to the Escrow Agent a written objection to the claim made in a Indemnification Statement and reached an agreement with the party delivering the Indemnification Certificate pursuant to Section 8.8, and (iii) as determined by the independent accountant as provided in Section 8.9.

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(b)           In the event that the Indemnification Shares (valued based on the Average Price as of the end of the Survival Period) held in Shares Escrow exceeds the aggregate claims of Pre-Merger Parent Stockholders and the Pre-Merger Company Stockholders, then the Indemnification Shares shall be released ratably among the Pre-Merger Parent Stockholders and the Pre-Merger Company Stockholders in proportion to the amount of the claims the Pre-Merger Parent Stockholders and the Pre-Merger Company Stockholders are entitled as set forth in Section 8.10(a)(i) through (iii).

Article IX.
TERMINATION

9.1        Termination. This Agreement may be terminated prior to the Effective Date:

(a)        by the mutual written consent of the Company and Parent;

(b)        by either the Company or Parent, if:

(i)          the Effective Time shall not have occurred on or before the End Date, and the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date;

(ii)         if any court of competent jurisdiction shall have entered an injunction, other legal restraint or order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final and non-appealable;

(iii)        the Parent Stockholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Parent Stockholder Approval contemplated by this Agreement shall not have been obtained; or

(iv)        the Requisite Company Stockholder Vote contemplated by this Agreement shall not have been obtained by written consent resolutions or at the Company Stockholder Meeting or any adjournment or postponement thereof taken in accordance with this Agreement.

(c)         by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Sections 7.1 or 7.2, and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 9.1(c) and the basis for such termination; or

(d)         by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or 7.3 to be satisfied and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 9.1(d) and the basis for such termination.

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(e)          In the event of termination of this Agreement pursuant to this Section 9.1, this Agreement shall terminate (except for the confidentiality obligations under Section 6.3 and Article X), and there shall be no other liability on the part of Parent or the Company except liability arising out of the provisions of Section 9.2, respectively, or any willful and material breach of any of the representations, warranties or covenants in this Agreement by Parent or the Company (subject to any express limitations set forth in this Agreement).

9.2        Expenses following Termination. Upon a termination occurring pursuant to Section 9.1, each party hereto shall be responsible for and pay its own fees and expenses, including the fees of any professional service providers incurred in connection with the Subject Transactions; provided, however, that (1) if this Agreement is terminated by Parent pursuant to 9.1(c), the Company shall pay to Parent up to $100,000 of the Parent Professional Fees within two (2) Business Days of the date Parent furnishes to the Company a schedule setting forth in reasonable detail the fees, costs and expenses comprising the Parent Professional Fees, and such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent, and (2) if this Agreement is terminated by the Company pursuant to 9.1(d), Parent shall pay to the Company up to $100,000 of the Company Professional Fees within two (2) Business Days of the date the Company furnishes to Parent a schedule setting forth in reasonable detail the fees, costs and expenses comprising the Company Professional Fees, and such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Company.

9.3         Failure to Pay. In the event that Parent or the Company shall fail to pay the Parent Professional Fees or the Company Professional Fees, as applicable, required pursuant to Section 9.2, respectively, when due, such fees shall accrue interest for the period commencing on the date such fees became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, National Association, in the City of New York from time to time during such period, as such bank’s prime lending rate. In addition, if Parent or the Company, as applicable, shall fail to pay such fees when due, such party shall also pay to the other all of the other’s reasonable costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such fees.

Article X.
GENERAL PROVISIONS

10.1       Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by overnight delivery service for next Business Day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to the Company:	Pulmatrix Inc.

  99 Hayden Avenue, Suite 390

  Lexington, MA 02421

  Attn: Robert Clarke, PhD and Michelle Siegert

  Fax: (781) 357-2399

With copies to:	Haynes and Boone, LLP

  30 Rockefeller Plaza, 26th Floor

  New York, NY 10112

  Attn: Rick A. Werner, Esq.

  Fax: (212) 884-8234

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If to Parent or Merger Sub:	Ruthigen, Inc.

  2455 Bennett Valley Road, Suite C116

  Santa Rosa, CA 95404

  Attn: Hojabr Alimi, CEO

  Fax: (707) 676-1686

With copies to:	Grushko & Mittman, P.C.

  515 Rockaway Avenue

  Valley Stream, NY 11581

  Attn: Barbara R. Mittman, Esq.

  Fax: (212) 697-3575

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; (i) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (ii) if telecopied, on the day of transmission or, if that day is not a Business Day, on the next Business Day; and the next Business Day delivery after being timely delivered to a recognized overnight delivery service.

10.2      Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

10.3      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

10.4       Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by Company and Parent and signed on behalf of each of Company and Parent.

10.5       Waiver. At any time prior to the Effective Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto or (ii) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

10.6       Miscellaneous. This Agreement (together with all exhibits hereto and other documents and instruments referred to herein): (i) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

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10.7       Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile or email of a PDF, which facsimile or PDF shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

10.8       Third Party Beneficiaries. Each party hereto intends that this Agreement, except as set forth in Section 6.12 and Article VIII or expressly provided herein, shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto. The representations and warranties set forth in Articles III and IV and the covenants set forth in Sections 5.1 and 5.2 have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (b) have been qualified by reference to the Company Disclosure Schedule and the Parent Disclosure Schedule, each of which contains certain disclosures that are not reflected in the text of this Agreement; and (c) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the parties hereto.

10.9       Governing Law. This Agreement is governed by the internal laws of the State of Delaware without regard to its principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.

10.10     Enforcement; Jurisdiction; Service of Process.

(a)          The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article IX, in the event of any breach or threatened breach by the Company, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 10.10(a), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that the remedies provided for in this Section 10.10(a) are not available or otherwise are not granted, and (y) nothing set forth in this Section 10.10(a) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.10(a) prior or as a condition to exercising any termination right under Article IX, nor shall the commencement of any legal action or legal proceeding pursuant to this Section 10.10(a) or anything set forth in this Section 10.10(a) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX, or pursue any other remedies under this Agreement that may be available then or thereafter, subject to the limitation contained in Section 9.2.

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(b)          Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.10, however, affects the right of any party to serve legal process in any other manner permitted by law.

10.11    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.12   Disclosure in Schedules. For purposes of this Agreement, with respect to any matter that is clearly disclosed on any Schedule hereto with respect to any Section hereof in such a way as to make its relevance to the information called for by another Section hereof or any other Schedule, as the case may be, reasonably apparent, such matter shall be deemed to have been disclosed in response to such other Section or Schedule, notwithstanding the omission of any appropriate cross-reference thereto; provided, however, that each of Parent and the Company hereby covenants to make a good faith diligent effort to make all appropriate cross-references within and to any and all Sections of this Agreement and Schedules hereto.

10.13   Pre-Merger Company Stockholder Representative. By approving this Agreement and the transactions contemplated hereby or by executing and delivering a letter of transmittal, each Pre-Merger Company Stockholder shall have irrevocably authorized and appointed the Pre-Merger Company Stockholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to Article VIII of this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by the Pre-Merger Company Stockholder Representative pursuant to this Agreement or the Escrow Agreement, subject to the terms and conditions set forth on Exhibit G attached hereto.

10.14   Pre-Merger Parent Representative. By voting for the approval of the issuance of Parent Common Stock as Merger Consideration pursuant to this Agreement, each Pre-Merger Parent Stockholder shall have irrevocably authorized and appointed the Pre-Merger Parent Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to Article VIII of this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by the Pre-Merger Parent Representative pursuant to this Agreement or the Escrow Agreement, subject to the terms and conditions set forth on Exhibit H attached hereto.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

PULMATRIX INC.

By:
Name: Robert Clarke
Title: Chief Executive Officer

RUTHIGEN, INC.

By:
Name: Hojabr Alimi
Title: Chief Executive Officer

RUTHIGEN MERGER CORP.

By:
Name: Hojabr Alimi
Title: President

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